UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )
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BRP GROUP, INC.

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Message from our Board Chair

Dear Stakeholders,

Apart from those of us with a great passion for risk management and insurance—and the intrinsic benefit they deliver to businesses, individuals, and families—insurance does not typically make it onto the Top 10 list of popular conversation topics.

Last year, however, insurance discussions happened more frequently, driven by challenging factors affecting coverage costs. The hard insurance market reached its sixth year, fueled by social inflation on the liability side and by rising catastrophe losses and higher repair and replacement costs on the property side. Compounding that, macroeconomic conditions—inflation and interest rates—squeezed many Clients’ finances.

Initiating conversations with Clients about these challenges enabled us to get to work finding solutions for them. Our teams responded with characteristic Grit (one of our core values) to redesign Clients’ insurance architecture, whether by enhancing their risk mitigation practices, changing their risk transfer and risk assumption balance, or shifting them to a new insurer. As a result, we maintained our superior Client retention rate.

For BRP, 2023 was a powerful year of transition in our growth journey. After three-plus years of hypergrowth-focused capital allocation, we took deliberate steps to address the resulting stresses this placed on our firm by integrating all our systems, processes, and technologies. In the mid- and long-term, these integration investments have and will make us a stronger, more cohesive firm that can leverage Client relationship strengths and our culture for both sustainable and outlier growth and financial performance.

Creating a transcendent brand begins with culture

Delivering results for all our Stakeholders is driven by our aspiration to become a transcendent brand—a quest we continually strive toward, even though it may never be fully achieved.

Our ability to realize this vision starts with intentionally curating and nurturing our Colleague experience, engagement, and culture. After all, it’s our people who build the strong relationships we have with Clients, foster innovation, develop insurance solutions, deliver exceptional service, and design the systems and processes to support these efforts.

We have created a Colleague experience that truly differentiates our firm through a combination of:

•	Leaders, many of whom are entrepreneurs, translating our vision and purpose in a way that illuminates the value Colleagues create and how they can write their own career story at BRP;

•	Building a values-based culture so distinct that esteemed new Colleagues immediately recognize that it’s the right place for them; and

•	A special alchemy created when our Colleagues, leaders, and entrepreneurs deliver outcomes that would not have been possible without their collaboration and collegiality.

As a result of creating this compelling culture and experience, we’re proud to consistently earn external recognition as a great place to work, which helps us continue to attract the best and brightest talent. Most recently, we were privileged to be recognized on the USA Today/Top Workplaces USA list for the fourth consecutive year, ranking 14th nationally in the 2,500+ colleague category.

Building strong client relationships

When Colleagues collaborate and perform in this kind of environment, it translates to an engaging and compelling Client experience. Insurance is fundamentally a relationship business. That’s why one of our bedrock foundational beliefs is to establish and nurture long-term Client relationships built on an abundance of trust, respect, commitment, communication, and—when those are working well—the ability to recover when the unexpected occurs.

Consolidating and streamlining our family of brands will enable us to cultivate enduring relationships with a broader range of clients by showcasing the full breadth of solutions we offer to support every phase of their adult lives. For example, a young adult may first become a client by purchasing a renter’s policy, then transition to a homeowner’s policy when they start a family, secure commercial coverages if they open a small business, and eventually purchase high-value property and liability coverages after achieving great success in their career.

Transcendent brands will embrace intelligent automation, and we support both the Colleague and Client experiences with advanced technologies. For Colleagues, our goal with technology is to enable them to achieve deeper fulfillment by focusing their work more on creating value for Clients and their own careers and less on mundane, task-oriented activities. For Clients, our current and developing solutions and technologies are designed to make it easier to do business with us and enhance the experiences they deliver to their own customers and stakeholders, allowing them to focus on what matters most in their personal and professional pursuits.

Delivering industry-leading growth

The alchemy of differentiated Client service and solutions, innovation and technology, and our unique culture working together leads to a firm that executes extremely well and delivers outstanding financial metrics, as evidenced in these growth highlights in 2023:

•	Total revenue growth of $237.8 million—and the leap from approximately $150 million in 2019 to more than $1.2 billion in 2023 is one of the most compelling stories ever in our industry

•	Organic growth of 19%(1) in 2023 with strong underlying sales velocity

•	Adjusted EBITDA growth of 27%(1)

•	Free cash flow growth of 6%(1), despite a 68% jump in cash paid due to rising interest rates

As we look ahead to our fifth anniversary as a public company, we are better positioned than ever to put our unique blend of strengths to work and deliver powerful results for all our Stakeholders.

Thank you for your investment and confidence in us.

Sincerely,

Lowry Baldwin, Board Chair

(1)

Organic revenue growth, adjusted EBITDA and free cash flow are non-GAAP measures. Refer to the Appendix to this Proxy Statement for reconciliations of non-GAAP financial measures to comparable GAAP financial measures.

BRP Group, Inc.

4211 West Boy Scout Blvd., Suite 800

Tampa, Florida 33607

Notice of 2024 Annual Meeting of Shareholders

Dear fellow Shareholders:

We are pleased to invite you to the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of BRP Group, Inc. (the “Company,” “BRP Group,” “we,” “us” or “our”), which will be held on June 5, 2024, at 10:00 AM Eastern Daylight Time, at 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607. At the meeting, shareholders who owned our common stock at the close of business on April 8, 2024 (the “Record Date”) are entitled to vote on each item described in this Proxy Statement and we will consider and act upon such other business as properly comes before the Annual Meeting.

	Proposal	Board Recommendation	Page

1	To elect three Class II Directors to serve until the 2027 Annual Meeting of Shareholders or until their successors are duly elected and qualified.	✓ FOR each nominee	54

2	To approve, on an advisory basis, the compensation of our named executive officers.	✓ FOR	55

3	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2024.	✓ FOR	56

The Notice of Internet Availability of Proxy Materials was first sent to shareholders on or about April 25, 2024. It is being furnished in connection with the solicitation of proxies by the board of directors (the “Board” or the “Board of Directors”) of the Company to be voted during the Annual Meeting for the purposes set forth in this notice of Annual Meeting. Shareholders of record at the close of business on the Record Date are entitled to participate in and vote at the Annual Meeting.

You may vote your shares in advance of the Annual Meeting via the Internet, by telephone or, if you choose to receive a paper proxy card, by mailing the completed proxy card. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 5, 2024 at 10:00 AM Eastern Daylight Time.

The Proxy Statement and Annual Report to shareholders are available at www.ProxyVote.com.

By order of the Board of Directors,

Lowry Baldwin

Board Chair

April 25, 2024

Proxy Statement Table of Contents

Overview of 2023 Compensation Framework	31

2023 Comparative Market Assessment	32

Pay Mix	33

Compensation Details for Fiscal Year 2023	33

Restrictive Covenants	36

Other Compensation	36

Baldwin Risk Partners LLC Units	37

Tax and Accounting Considerations	37

Compensation Risk Assessment	37

Compensation Committee Report	37

Compensation Tables	38

Summary Compensation Table	38

Grants of Plan Based Awards for Fiscal Year 2023	39

Outstanding Equity Awards at 2023 Fiscal Year-End	40

Options Exercised and Stock Vested for Fiscal Year 2023	41

Equity Compensation Plans	41

Employment Agreements	42

Potential Payments upon Termination or Change in Control	43

Pay Versus Performance	45

Pay Versus Performance Table	45

Pay Versus Performance Graphs	47

Financial Performance Measures	48

CEO Pay Ratio	48

Security Ownership of Certain Beneficial Owners and Management	49

Beneficial Ownership of Directors and Executive Officers	49

Beneficial Ownership of More Than 5% Owners	51

Delinquent Section 16(a) Reports	52

Audit Committee Matters	53

Audit Committee Report	53

Audit Committee Pre-Approval Policies and Procedures	53

Proposals to be Voted on During the Meeting	54

PROPOSAL NO. 1 Election of Directors	54

PROPOSAL NO. 2 Approval, on an Advisory Basis, of Named Executive Officer Compensation	55

PROPOSAL NO. 3 Ratification for the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year 2024	56

Information About Voting and the Meeting	58

Appendix: Non-GAAP Financial Measures	63

BRP Group at a Glance

Who We Are

BRP Group is an independent insurance distribution firm delivering tailored insurance and risk management insights and solutions that give our Clients the peace of mind to pursue their purpose, passion and dreams. We support our Clients, Colleagues, Insurance Company Partners and communities through the deployment of vanguard resources, technology and capital to drive both organic and inorganic growth. When we consistently execute for these key Stakeholders, we believe that the outcome is an increase in value for our fifth stakeholder, our shareholders. We are innovating the industry by taking a holistic and tailored approach to risk management, insurance and employee benefits. Our growth plan includes continuing to recruit, train and develop industry leading talent, continuing to add geographic representation, insurance product expertise and end-client industry expertise via our Partnership strategy, and continuing to buildout our MGA of the Future platform, which delivers proprietary, technology-enabled insurance solutions to our internal risk advisors as well as to a growing channel of external distribution Partners. We are a destination employer supported by an award-winning culture, powered by exceptional people and fueled by industry-leading growth and innovation.

In 2011, we adopted the “Azimuth” as our corporate and cultural constitution. Named after a historical navigation tool used to find “true north,” the Azimuth asserts our core values, business basics and stakeholder promises. The ideals encompassed by the Azimuth support our mission to deliver indispensable, tailored insurance and risk management insights and solutions to our Clients. We strive to be regarded as the preeminent insurance advisory firm—fueled by relationships, powered by people and exemplified by client adoption and loyalty. This type of environment is upheld by the distinct vernacular we use to describe our services and culture. We are a Firm, instead of an agency; we have Colleagues, instead of employees; and we have risk advisors, instead of producers/agents. We serve Clients instead of customers and we refer to our strategic acquisitions as Partnerships. We refer to insurance brokerages that we have acquired, or in the case of asset acquisitions, the producers, as Partners.

What We Do

While what we do may not elicit much intrigue or excitement for the average person, it enhances the lives of millions of people, is essential to the stability of families, businesses and political systems, and is in the process of an exciting transformation. Simply put:

Insurance is vital. Insurance plays pivotal roles in society that often go unnoticed. It protects against loss, efficiently fills social security gaps, enables innovative actions that would otherwise be too risky, enhances fairness and equitable sharing of risks, and protects the things we value most—our loved ones, homes, businesses, income, passions, and peace of mind.

Insurance is what we love. The insurance business is simply one of the best businesses in the world. It generates resilient and highly durable revenue streams across market and economic cycles, requires minimal capex, and when done thoughtfully and prudently, is exceptionally scalable. Particularly in today’s ever-changing environment, there is great untapped potential to leverage technology to provide better, broader, bespoke and more cost-accessible products.

We represent over two million Clients across the United States and internationally. Our nearly 4,000 Colleagues include approximately 700 Risk Advisors, who are fiercely independent, relentlessly competitive and “insurance geeks.” We have approximately 115 offices in 24 states, all of which are equipped to provide diversified products and services to empower our Clients at every stage through our three operating groups.

What Differentiates Us

We strive to create an ownership culture that we believe maximizes value for all of our Stakeholders. To that end our Board Chair, Chief Executive Officer and President, BRP and Chief Executive Officer, Retail Brokerage Operations have the majority of their net worth invested in the Company. In addition, we grant shares of Company stock to every full-time Colleague. We don’t just act like owners; we are owners.

Our Core Values

Our core values define who we are and what we stand for. We use them to guide our thoughts and actions when taking care of our Stakeholders.

DISCERNING

Seeking and weighing a broad range of perspectives assuming positive intent, being open to input and nimble when new information arises, promoting diversity of thought and ideas within our culture. Sharing information in a manner that is constructive to the intended audience with the common goal of continual improvement. Deploying resources and using information in ways that result in thoughtful solutions and the best path to success. The expert crafting of risk management and insurance coverage architecture that is optimally responsive. Fostering a Colleague environment based on the values of diversity, mutual respect, understanding, and cooperation.

GRIT

Embracing opportunities, overcoming obstacles and getting up and back in the game whenever we are knocked down in order to achieve our objectives. Stepping up to face our challenges and inevitable setbacks with determination; driving to win, being resilient and seeing change as an opportunity to be better.

ENGAGING

Showing respect for the dignity of others and helping and caring for them in tangible ways by being warm and welcoming; soliciting the strong diversity of thought among our Colleagues as we recognize we are uniquely dependent on the skill and dedication of our Colleagues who provide us with our competitive advantage. Recognizing the creativity and beauty of a passion pursued and work well done. Having a sense of humor and energy of spirit that is infectious.

GENUINE

Making it easy for others to know and trust us by being approachable, forthright, responsive, calm and transparent. Embracing diversity because it enhances our culture and drives our business success. Doing what we said we would do, even when it is difficult. Being worthy of trust by always doing the right thing in an open and authentic way.

PURPOSE

Acting and thinking beyond ourselves and our self-interest; recognizing how our Colleagues differentiate us in the marketplace and nurturing a culture of inclusion and belonging that fosters each Colleague being able to be the best version of themselves. Having an abiding appreciation for all that we have and our responsibility to give back and make things better. Celebrating our good fortune and sharing in ways that make our community better.

DREAMING

Turning our imagination free, thinking big, looking for a better way and seeing what is possible, but not yet done. Using today's excellence as the springboard to tomorrow's success.

How We Did in 2023

During 2023, we delivered total revenue growth of 24%, organic revenue growth of 19%(1), GAAP net loss of $164.0 million, or $1.50 per fully-diluted share, adjusted EBITDA of $250.2 million(1), or 27%(1) growth year over year, adjusted EBITDA margin of 21%(1), and adjusted net income of $131.1 million(1), or $1.12(1) per fully-diluted share. These successes are primarily attributable to organic growth related to new and renewal business across Client industry sectors and continued outperformance from our MGA of the Future platform. In addition, we had net cash provided by operating activities of $44.6 million and free cash flow of $60.6 million(1), or 6% growth year over year, despite a 68% increase in cash paid for interest for the same period.

How We Did It

During 2023, we remained focused on investing in our future as we continued to launch new products in our MGA of the Future product suite, which delivers proprietary, technology-enabled insurance solutions internally via our Risk Advisors and externally via a growing channel of select distribution partners; expanded the distribution footprint of our national mortgage and real estate channel; and developed talent to support the growth of our business.

(1)

Organic revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS and free cash flow are non-GAAP measures. Refer to the Appendix to this Proxy Statement for reconciliations of non-GAAP financial measures to comparable GAAP financial measures.

We highly value the powerful and innovative results that come from seeking and weighing a broad range of perspectives and we strive to hire and promote talent that brings wide ranging diversity of thought, background, and experience.

•	More than half of our executive leadership team joined BRP from other industries, bringing unique background and thoughtful insight on our continued best path to success.

•	Our leadership diversity largely mirrors our workforce diversity—women comprise 58% of our Colleague population and 50% of our leadership positions.

•

Our talent acquisition team continues to proactively source and contact underrepresented candidates as part of our recruiting process for open roles. Importantly, we hire for competency, capability, and potential, while maintaining a competitive culture that values and rewards results.

We endeavor to create a sense of belonging for our Colleagues. One way we do this is by building a firm that is “better together.” We operate with transparency and make it easy for others to know us and trust us by striving to always do the right thing in an open and authentic way. We actively seek out our Colleagues’ input through our formal and anonymous PULSE survey, which we use to solicit feedback on a variety of topics including career path opportunities, trust in team and leadership, and feeling valued. The results of this annual pulse check are always shared with Colleagues and leadership so thoughtful and meaningful improvements can be made to enhance engagement.

Another way we create a sense of belonging for our Colleagues is by striving to be a destination employer. We are continuously recognized for our people-first approach, our commitment to a culture of continuous learning, and for providing a place where our Colleagues learn, grow, and thrive.

•	We continued to be Great Place to Work-Certified™ and once again ranked as a Fortune Best Workplaces in Financial Services and Insurance™ in 2023.

•

We were also recognized by Top Workplaces USA as a 2023 and 2024 nationally recognized employer for making the world a better place to work by prioritizing a people-centered culture and giving employees a voice.

We care about our Colleagues and their families from a holistic perspective and genuinely believe that taking great care of our Colleagues allows them to live their best life. We offer comprehensive benefits such as health care and retirement savings through an employer-match 401(k) plan, along with a variety of other personalized benefits valued by our Colleagues, such as:

•	Summertime Friday half-days;

•	Employee assistance program services, including mental health;

•	Expert referral services in legal and financial assistance;

•	Company sponsored Vitality Wellness Program, including a partnership with Aaptiv to provide customizable fitness benefits for Colleagues;

•	Health Savings Account with $600+ employer contribution;

•	Adoption assistance program;

•	Paid leave for new parents; and

•	Paid sick days and 11 nationally recognized holidays observed.

To support the ongoing growth and development of our Colleagues, we provide education and training on a variety of topics and through several means, including:

•

Continued development of the Azimuth Institute, a three-to-five-year project to provide both foundational training and a learning journey for all our Insurance Advisory Solutions client-facing roles in the areas of job skills, system training, insurance acumen, power skills, business development and leadership training for leaders.

•

Successfully launched our North Star Program within the Azimuth Institute, which provides an innovative learning journey designed for newly hired, high-potential young professionals to equip them with the skills, knowledge, and behaviors needed to ensure continued success in their careers.

•	Offered a catalog of more than 400 custom-built training courses, all designed in-house to support individual growth and professional development.

•	Supported the continuing education and certification needs of our Colleagues by providing access to a variety of technical training courses.

•	Successfully piloted a Leadership Development Workshop at our National Mortgage and Real Estate Center to further develop our leadership group.

Our Board of Directors and Director Nominees

Director Nominees

Trevor Baldwin Director since 2019 (Non-Independent) Chief Executive Officer and Member of Executive Committee Son of Lowry Baldwin Age: 38

Experience

•  Since May 2019, serves as Chief Executive Officer of the Company

•  In 2011, co-founded Baldwin Risk Partners, LLC with his partners, Lowry Baldwin, Elizabeth Krystyn and Laura Sherman, to serve as a holding company for further investment into the insurance brokerage space, going on to serve as President and Chief Operating Officer

•  In 2009, joined what is today our middle market business as a Commercial Risk Advisor, working primarily with healthcare and private equity clients, and, over time, led the firm’s Commercial Risk Management Group as Managing Director

•  Prior to joining Baldwin Risk Partners, worked at HealthEdge Investment Partners, LLC, a private equity firm

Education

•  BA in Risk Management & Insurance, Florida State University

Other Professional and Charitable Affiliations

•  Manager, Emerald Bay Risk Solutions, LLC

Jay Cohen Director since June 2021 (Independent) Member of Audit Committee and Compensation Committee Age: 58

Experience

•  From 1995 to 2020, served as Managing Director of Equity Research, BofA Securities Inc., where he covered property and casualty insurance companies and insurance brokers

•  From 1990 to 1995, served as an Analyst, Equity Research, Salomon Brothers

•  From 1987 to 1989, served as a Senior Representative, Bond Department, Aetna Casualty & Surety

Education

•  MBA in Finance, Columbia University

•  BA in Managerial Economics, Union College

Other Professional and Charitable Affiliations

•  Board Member, United Way of Putnam and Westchester County

•  Board Member, Parents Network Board, Claremont McKenna College

•  Previously served as Board Member, Association of Insurance and Financial Analysts

Barbara Matas Director since February 2020 (Independent) Chair of Audit Committee and Member of Technology & Cyber Risk Committee Age: 64

Experience

•  From 1999 to 2016, held various leadership positions with Citigroup, such as Managing Director, Head and Co-Head and Chairman of Leveraged Finance Capital Markets

•  From 1985 to 1999, served as a banker in the high-yield capital markets groups of Citicorp and Salomon Brothers

Education

•  MBA in Finance, University of Michigan

•  BS in Accounting and Quantitative Analysis, New York University

Other Public Company Boards

•  Board Member, Nominating and Corporate Governance Committee Member, and Chair of Audit Committee, MidCap Financial Investment Corporation (formerly Apollo Investment Corporation) (2017 to present)

•  Board Member, Chair of Capital Allocation Committee, Audit Committee Member, and former Chair of Audit Committee, Sleep Number Corporation (2016 to present)

Other Professional and Charitable Affiliations

•  Board Member and Chair of the Investment Committee, DOROT

•  Board Member, Middle Market Apollo Institutional Private Lending BDC

Other Current Directors

Lowry Baldwin Director since 2019 (Non-Independent) Board Chair and Member of Executive Committee Father of Trevor Baldwin Age: 65

Experience

•  Board Chair since formation of BRP Group, Inc. in 2019

•  In 2011, co-founded Baldwin Risk Partners, LLC with his partners, Trevor Baldwin, Elizabeth Krystyn and Laura Sherman, to serve as a holding company for further investment into the insurance brokerage space

•  In 2006, formed what is today our middle market business with his partners

•  In 1997, co-founded Advantec Solutions, Inc., a national professional employer organization serving small and mid-size businesses by providing outsourced payroll, human resources, employee benefits and benefits administration, and workers’ compensation

•  In 1991, co-founded Davis Baldwin Insurance and Risk Management

•  In 1983, joined Baldwin & Sons

•  In 1981, began insurance career at Aetna Property & Casualty

Education

•  BS in Psychology, Wake Forest University

Joseph Kadow Director since February 2020 (Independent) Chair of Nominating and Corporate Governance Committee and Member of Audit Committee Age: 67

Experience

•  From 2005 to July 2019, served as Executive Vice President and Chief Legal Officer, Bloomin’ Brands, Inc., which owns Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse and Wine Bar

Education

•  JD, Dickinson School of Law at Pennsylvania State University

•  BS in Accounting, University of Scranton

Other Public Company Boards

•  Past Board Member, Audit Committee Member, and Chair of the Special Committee of Habit Restaurants, Inc. until March 2020, when Habit Restaurants, Inc. was acquired by Yum! Brands, Inc. (September 2015 to March 2020)

Other Professional and Charitable Affiliations

•  Past Chairman of the Board, National Restaurant Association

•  Board Member, Florida Restaurant and Lodging Association

•  Board Member, Florida Bar Foundation

•  Avent Allen International, LLC, Chief Legal and Business Affairs Officer

Sathish Muthukrishnan Director since June 2023 (Independent) Chair of Technology & Cyber Risk Committee Age: 50

Experience

•  Since January 2020, serves as Chief Information, Data and Digital Officer at Ally Financial, Inc.

•  From 2017 to 2020, served as Chief Digital & Information Officer and Chief Technology Officer at Honeywell Aerospace

•  From 2007 to 2017, served as CIO - Enterprise Digital at American Express

•  From 1999 to 2006, served as Enterprise Software Architect at United Airlines

Education

•  Engineering (Computer Science), University of Madras

Other Professional and Charitable Affiliations

•  Board Member, Road to Hire

•  Board Member, MMA Chief Digital Officers Board

•  Advisory Board Member, WIT International

Sunita Parasuraman Director since January 2022 (Independent) Member of Audit Committee and Technology & Cyber Risk Committee Age: 51

Experience

•  From 2020 to 2023, served as Head of Investments, New Product Experimentation at Meta (previously Facebook)

•  From 2018 to 2020, served as Head of Treasury for Facebook’s blockchain initiative

•  From 2011 to 2018, served as Global Head of Treasury for Facebook

Education

•  M.B.A. in Finance, University of California, Berkeley

•  Master in Engineering, University of Pennsylvania

•  BS in Engineering, Indian Institute of Technology, Bombay

Other Public Company Boards

•  Board Member and Audit Committee Chair, Iris Energy Limited

Other Professional and Charitable Affiliations

•  Board Member and member of the Finance, Governance, and Nomination committees of the IIT Bombay Heritage Foundation

•  Board Member, Sri Ramana Maharshi Heritage

•  Board Member, DVLP Medicines

Ellyn Shook Director since January 2022 (Independent) Chair of Compensation Committee and Member of Nominating and Corporate Governance Committee Age: 60

Experience

•  Since March 2014, serves as Chief Leadership and Human Resources Officer for Accenture

•  From 2004 to 2014, served in Chief Human Resources and Global Human Resources roles with Accenture

Education

•  BS in Restaurant, Hotel, and Institutional Management, Purdue University

Other Professional and Charitable Affiliations

•  Executive Committee Member, Professional Roundtable of CHROs

•  Board Member, World Economic Forum’s Global Shaper Community Foundation, Women’s Leadership Board of the Women and Public Policy program at Harvard’s Kennedy School, Paradigm for Parity, the HR Policy Association, and Center on Executive Compensation

Chris Sullivan Director since 2019 (Independent) Member of Compensation Committee, Executive Committee and Nominating and Corporate Governance Committee Age: 76

Experience

•  From 1991 to 2005, served as Chief Executive Officer and Chairman of OSI Restaurant Partners, Inc.

•  From 1988 to 1991, was the co-founder, Chairman, and Chief Executive Officer of Outback Steakhouse

Education

•  BS in Business and Economics, University of Kentucky

Other Professional and Charitable Affiliations

•  Co-Chair, Consul Partners LLC

•  Past Chairman, Florida Council of 100

•  Chairman, Arise Alliance Institute, a PTSD focused non-profit

•  Board Member and Executive Committee Member, Horatio Alger Association

•  Member of Board, The First Tee of Tampa Bay and Copperhead Charities

Myron Williams Director since January 2022 (Independent) Member of Compensation Committee and Nominating and Corporate Governance Committee Age: 64

Experience

•  From 2013 to 2017, served as President of Sales Strategy and Sales Operations at United Parcel Service Inc.

•  From 1984 to 2017, served in various roles at United Parcel Service Inc., including U.S. Director of Sales and Vice President of Sales

Education

•  MBA, Florida Metropolitan University

•  BA in Business Administration, Albany State University

Other Professional and Charitable Affiliations

•  Chairman of the Board, Atlanta Public Schools CTAE Board

•  Advisory Board Member, PackageX

•  Board Member, The MARCH Foundation, the Career Training Agricultural and Education Board, the Business Administration & Economics Board at Morehouse College, the Albert W. Smith Scholarship Committee Board

•  Previously served as Board Member, Center for Advance Logistics Management Board at Albany State University and the 100 Black Men Board

Board Qualifications, Skills and Expertise

Our Board members bring strong and varied skills and experiences in areas of importance to our Company and its future. The Skills Chart below reflects areas of primary expertise as well as those of deep experience and skill for each director.

Board Selection

Pursuant to our Certificate of Incorporation, our Board of Directors is divided into three classes of directors who serve staggered three-year terms, with each class as equal in number as possible. Each director holds a term ending on the third annual meeting of shareholders following the annual meeting at which the director was elected. Our Board currently consists of ten members, each of whom has deep knowledge of the Company.

The Class II directors whose terms expire at the Annual Meeting are Trevor Baldwin, Jay Cohen and Barbara Matas. At the Annual Meeting, the Board of Directors is recommending that the shareholders elect Trevor Baldwin, Jay Cohen and Barbara Matas to serve as Class II directors for a term ending at the annual meeting of shareholders to be held in 2027.

The other classes of our directors are as follows:

•	The Class I directors are Lowry Baldwin, Sathish Muthukrishnan, Sunita Parasuraman and Ellyn Shook, whose terms expire at the annual meeting of shareholders to be held in 2026; and

•	The Class III directors are Joseph Kadow, Chris Sullivan and Myron Williams, whose terms expire at the annual meeting of shareholders to be held in 2025.

Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board of Directors may be filled at any time by a majority vote of the remaining directors. Subject to obtaining any required shareholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class.

We are a party to a Stockholders Agreement entered into in connection with our initial public offering. Pursuant to the terms of the Stockholders Agreement, so long as the owners of LLC units of Baldwin Risk Partners, LLC (“BRP”) prior to our initial public offering (the “Pre-IPO LLC Members”) and their permitted transferees (collectively, the “Holders”) beneficially hold at least 10% of the aggregate number of outstanding shares of our common stock (the “Substantial Ownership Requirement”), the Holders may designate a majority of the nominees for election to our Board of Directors, including the nominee for election to serve as our Board Chair. The Holders have not utilized this right of nomination in connection with this Annual Meeting. We also entered into a consent and defense agreement with regard to the Stockholders Agreement. Refer to “Transactions with Related Persons”—“Stockholders Agreement” for more information regarding the Stockholders Agreement and the consent and defense agreement.

Board Diversity

The table below provides certain highlights of the composition of our Board of Directors and our nominees as proposed. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Global Select Market (“Nasdaq”) Listing Rule 5605(f).

Board Diversity Matrix

Total Number of Directors 10

	Female	Male

Part I: Gender Identity

Director	3	7

Part II: Demographic Background

African American or Black	0	1

Asian	1	1

White	2	4

Did Not Disclose Demographic Background	0	1

Board Organization and Board Leadership Structure

In accordance with our Certificate of Incorporation and By-Laws, the number of directors on our Board of Directors is determined from time to time by the Board of Directors but may not be less than three persons nor more than 13 persons.

Our Board Chair, Lowry Baldwin, is one of our founding members and is a non-independent, employee director. We also have a lead independent director, Chris Sullivan. The lead independent director`s responsibilities include, among others, calling meetings of the independent directors, presiding over executive sessions of the independent directors, participating in the formulation of Board and committee agendas and, if requested by shareholders, ensuring that he is available, when appropriate, for consultation and direct communication. Our Board of Directors currently consists of ten directors, eight of whom—Jay Cohen, Joseph Kadow, Barbara Matas, Sathish Muthukrishnan, Sunita Parasuraman, Ellyn Shook, Chris Sullivan and Myron Williams—the Board determined qualify as independent directors under Nasdaq’s corporate governance standards and applicable Securities and Exchange Commission (“SEC”) rules.

The Company had a consulting agreement with Accenture that terminated in January 2023. Ellyn Shook, an independent member of our Board of Directors, holds an executive leadership position at Accenture. Our Board of Directors has evaluated the Company’s relationship with Accenture and determined that Ms. Shook does not have any direct or indirect material interest in the transaction, and that her independence remains unaffected. The amounts paid to Accenture in connection with such relationship are significantly less than 1% of either party’s reported revenues for the year ended December 31, 2023.

The independent members of our Board of Directors meet in executive session quarterly. We also have fully independent Audit, Compensation, Nominating and Corporate Governance, and Technology & Cyber Risk Committees along with governance practices that promote independent leadership and oversight.

Our Board of Directors believes that our current structure achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of such objectives. Additionally, the Board of Directors will continue to periodically review its leadership structure and will modify it as it deems appropriate. In making recommendations to the Company’s Board of nominees to serve as directors, the Nominating and Corporate Governance Committee examines each director nominee on a case-by-case basis regardless of who recommended the nominee and takes into account all factors it considers appropriate, including independence, financial literacy and financial expertise. In evaluating director nominees and recommending candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including judgment, diversity, age, skills, background and experience, independence, financial literacy and financial expertise standards that may be required under law or Nasdaq or SEC rules for Audit Committee or other Committee membership.

The Nominating and Corporate Governance Committee may consider candidates recommended by directors and members of management and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates.

The Nominating and Corporate Governance Committee will consider shareholder recommendations for director candidates. A shareholder recommendation must be submitted to the Nominating and Corporate Governance Committee, 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607, Attention: General Counsel.

Committee Composition

Our Board of Directors has the following standing Committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Technology & Cyber Risk Committee and Executive Committee. Our Committee composition is set forth in the table below:

	Independent Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee	Technology & Cyber Risk Committee

Lowry Baldwin

Trevor Baldwin

Jay Cohen

Joseph Kadow

Barbara Matas

Sathish Muthukrishnan

Sunita Parasuraman

Ellyn Shook

Chris Sullivan

Myron Williams

= Independent Director = Committee Chairperson = Committee Member = Board Chair

Audit Committee

Our Audit Committee members currently include Barbara Matas (Chair), Jay Cohen, Joseph Kadow and Sunita Parasuraman. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002 and is “independent” for purposes of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under the governance standards of Nasdaq. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for Colleagues to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	oversight responsibility for enterprise risk management;

•	reviewing material related person transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Our Audit Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Compensation Committee

Our Compensation Committee members currently include Ellyn Shook (Chair), Jay Cohen, Chris Sullivan and Myron Williams. All of the members of our Compensation Committee are non-employee directors, as defined by Rule 16b-3 under the Exchange Act and meet the requirements for independence under Nasdaq’s governance standards. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers, and approving the disclosure of such compensation in public filings;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans;

•	reviewing our overall compensation philosophy; and

•	reviewing and discussing with management the Company’s human capital management practices and policies, including diversity, equity, and inclusion initiatives.

The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems appropriate and in our best interests. The Compensation Committee has delegated to Trevor Baldwin, our Chief Executive Officer, within certain parameters, the authority to make grants and awards of stock rights or options to any of our non-Section 16 officers under certain of our incentive-compensation or other equity-based plans.

In addition, the Compensation Committee may delegate to our Chief Executive Officer the authority to establish individual performance objectives applicable to any Colleague (other than himself) under our annual bonus program as in effect from time to time (to the extent that individual performance objectives apply to such Colleague for the relevant year, as determined by the Compensation Committee).

Our Compensation Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee members currently include Joseph Kadow (Chair), Ellyn Shook, Chris Sullivan and Myron Williams. All of the members of our Nominating and Corporate Governance Committee are non-employee directors, as defined by Rule 16b-3 under the Exchange Act, and meet the requirements for independence under Nasdaq’s governance standards. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	reviewing and evaluating the size, composition (including its diversity), function and duties of the Board consistent with its needs;

•

recommending criteria for the selection of candidates to the Board and its Committees, and identifying individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by shareholders;

•	overseeing searches for and identifying qualified individuals for membership on the Board;

•	making director recommendations to the Board;

•	assessing the performance of directors and periodically reviewing the composition of the Board and its Committees;

•	leading the Board in a self-evaluation process and reporting to the full Board on such process;

•	developing and recommending changes to the Board regarding the Company’s Code of Business Conduct and Ethics and reviewing, at least annually, the adequacy of, and compliance with, such Code; and

•	reviewing the Company’s actions in furtherance of its corporate social responsibility, including considering the impact of Company procedures and processes on Colleagues, citizens and communities.

Our Nominating and Corporate Governance Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Technology & Cyber Risk Committee

Our Technology & Cyber Risk Committee members currently include Sathish Muthukrishnan (Chair), Barbara Matas and Sunita Parasuraman. The Technology & Cyber Risk Committee is tasked with a broad range of responsibilities critical to the safeguarding and strategic management of the company’s technological and cybersecurity posture. The Committee’s duties encompass:

•	evaluating cybersecurity threats, assessing the effectiveness of security controls, and ensuring robust policies and procedures are in place to mitigate risks;

•	overseeing the management of internal and external risks associated with information technology systems and processes;

•	overseeing the Company’s data responsibility strategy and program, which includes ensuring compliance with relevant regulations and standards;

•	reviewing the adequacy of cybersecurity insurance coverage to ensure it meets the Company’s needs;

•	overseeing the execution of digital and other technology strategies, including the implementation of significant technology investments;

•	examining controls, policies and guidelines designed to prevent, detect and respond to cyberattacks, data breaches and unplanned outages;

•	working in conjunction with the Audit Committee to enhance visibility into the enterprise risk management framework and personnel; and

•	reviewing the processes and controls for making required or voluntary disclosures relating to cybersecurity and data responsibility matters.

Our Technology & Cyber Risk Committee operates under the authority granted by the Board of Directors, with the mandate to engage outside counsel, cybersecurity advisors, or consultants as deemed necessary to fulfill its responsibilities. Our Technology & Cyber Risk Committee is expected to meet regularly, at least four times per year, to ensure ongoing vigilance and adaptability in the face of evolving technology and cybersecurity landscapes. This expectation reflects our commitment to maintaining a proactive and comprehensive approach to managing technology and cybersecurity risks, ensuring the protection of the company’s digital assets, and supporting the strategic use of technology to achieve business objectives. Our Technology & Cyber Risk Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Executive Committee

Our Executive Committee members include Lowry Baldwin, Trevor Baldwin and Chris Sullivan. Our Executive Committee is responsible for, among other things, assisting our Board of Directors in handling matters that need to be addressed before the next scheduled meeting of the Board of Directors.

Our Executive Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Communicating with the Board

Our Board of Directors understands that the caliber of its deliberations and decisions depends in part on the quality of the information it obtains. The Board, therefore, seeks input and values information from an array of Stakeholders. Our Board particularly values input from its shareholders, as they have a financial stake in the Company’s success, as well as important perspectives, data, and information. To facilitate this open dialogue, the Board has created several avenues of communication and participation. These include:

•	participation at our Annual Meeting;

•	use of our whistleblowing hotline and other reporting mechanisms;

•	participation in corporate events at which directors are present; and

•	individual engagement meetings as appropriate.

In addition, should you desire to communicate directly with the Board, you may send written communications to our dedicated Board e-mail address at shareholdercommunications@baldwinriskpartners.com or by mail at the following address:

Attention: General Counsel

4211 W. Boy Scout Boulevard, Suite 800

Tampa, Florida 33607

The General Counsel will forward, as appropriate, shareholder communications to relevant members of the Board. The General Counsel, however, reserves the right to not forward to the Board any abusive, threatening, or otherwise inappropriate materials.

Director Compensation

The Compensation Committee periodically reviews the regular retainer paid to non-employee directors and makes recommendations for adjustments, as appropriate, to the Board. For 2023, the Compensation Committee approved the following compensation for our non-employee directors:

Compensation Structure for Directors	Amount ($)

Regular Annual Retainer

Cash	75,000

Stock(1)	75,000

Annual Audit Committee Chair Retainer	20,000

Annual Compensation Committee Chair Retainer	15,000

Annual Nominating and Corporate Governance Committee Chair Retainer	10,000

Annual Technology & Cyber Risk Committee Chair Retainer	15,000

(1)

The number of shares of Class A common stock is determined based on the closing price per share of Class A common stock on the last trading day before the beginning of the applicable fiscal quarter, rounded up to the nearest whole share.

Members of our Board of Directors are also eligible for reimbursement for reasonable travel and other out-of-pocket expenses for meeting attendance. Directors do not receive per-meeting fees, either for Board meetings or Committee meetings. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites.

The table below summarizes the compensation of all of our non-employee directors and our Board Chair for fiscal year 2023. We do not provide directors who are Colleagues with additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Lowry Baldwin	—	—	853,330	853,330

Philip Casey(3)	47,500	37,500	—	85,000

Jay Cohen	75,000	75,000	—	150,000

Joseph Kadow	87,500	75,000	—	162,500

Barbara Matas	90,000	75,000	—	165,000

Sathish Muthukrishnan(4)	51,250	37,500	—	88,750

Sunita Parasuraman	75,000	75,000	—	150,000

Ellyn Shook	82,500	75,000	—	157,500

Chris Sullivan	75,000	75,000	—	150,000

Myron Williams	75,000	75,000	—	150,000

(1)

The amounts shown represent the grant date fair value of these awards as computed in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation (“ASC Topic 718”). For a discussion of valuation assumptions used to determine the grant date fair value of these awards, see Note 15 to our audited consolidated financial statements for the fiscal year ended December 31, 2023 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2024. Stock awards were issued as 1,483, 3,048, 3,048, 3,048, 1,565, 3,048, 3,048, 3,048 and 3,048 fully vested shares of Class A common stock for Mr. Casey, Mr. Cohen, Mr. Kadow, Ms. Matas, Mr. Muthukrishnan, Ms. Parasuraman, Ms. Shook, Mr. Sullivan and Mr. Williams, respectively.

(2)	The amount shown represents (i) salary of $125,000 unrelated to Board service paid to Mr. Baldwin and (ii) risk advisor commissions of $728,330 paid to Mr. Baldwin in 2023.
(3)	Mr. Casey retired from our Board of Directors in June 2023.
(4)	Mr. Muthukrishnan joined our Board of Directors in June 2023.

Role of the Board in Risk Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, environmental, social, cybersecurity, legal and compliance, and reputational risks, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, environmental, social, legal and compliance, cybersecurity, and financial risks, while our Board of Directors, as a whole and assisted by its Committees, has the responsibility for oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our Company is exposed, as well as foster a corporate culture of integrity. Consistent with this approach, our Board of Directors regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular Board meeting. Our Board of Directors also receives regular reports on all significant Committee activities at each regular Board meeting and evaluates the risks inherent in significant transactions.

In addition, our Board of Directors has tasked designated standing Committees with oversight of certain categories of risk management. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk assessment and risk management, including the Company’s policies and practices pertaining to financial accounting, investment, and tax matters, and discusses with management the Company’s major financial risk exposures. Our Compensation Committee reviews and assesses risks arising from the Company’s compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect on the Company. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies. Our Technology & Cyber Risk Committee oversees risks relating to cybersecurity, data and other technology-related matters. Our Executive Committee assists our Board in handling matters which, in the opinion of the Board Chair, should not be postponed until the next scheduled meeting of the Board.

Our Board of Directors believes its current leadership structure supports the risk oversight function of the Board of Directors. In particular, our Board of Directors believes that our lead independent director and the majority of independent directors provide a well-functioning and effective balance to the members of executive management and our Board of Directors.

Board of Directors and Committee Meetings and Attendance

Our Board of Directors and Committees had the following number of meetings and attendance in 2023:

Board or Committee(1)	Number of Meetings Held	Average Meeting Attendance

Board of Directors	10	96%

Audit Committee	5	100%

Compensation Committee	4	94%

Nominating and Corporate Governance Committee	4	94%

Technology & Cyber Committee	2	100%

(1)	No Executive Committee meetings were held during 2023.

Our Board holds executive sessions consisting of our independent directors quarterly during our regularly-scheduled Board meetings. The independent directors may also meet without management present at other times as requested by any independent director. Our lead independent director serves as Chair at the executive sessions. Average attendance of our directors at Board and Committee meetings was 97%. We encourage all of our directors and director nominees to attend our annual meeting of shareholders. Attendance of our directors at our 2023 Annual Meeting of Shareholders was 83%.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all our Colleagues, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code is available on our website at ir.baldwinriskpartners.com. To access the Code, go to our website, click on “Governance” and then click on “Governance Overview.” Any waiver of the Code for directors or executive officers may be made only by our Board of Directors or a Board Committee to which the Board has delegated that authority and will be promptly disclosed to our shareholders as required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq. Amendments to the Code must be approved by our Board of Directors and will be promptly disclosed in accordance with applicable U.S. federal securities laws (other than technical, administrative or non-substantive changes). Any amendments to the Code, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.

Policy Concerning Trading in Company Securities

We have adopted a Statement of Policy Concerning Trading in Company Securities (the “Trading Policy”) governing the purchase, sale, and/or other dispositions of our securities by our directors, officers and Colleagues, or by the Company itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. These standards are designed to avoid even the appearance of impropriety regarding transactions involving the Company’s securities. Our officers, directors and certain other Colleagues are subject to pre-approval requirements and other limitations on their ability to enter into transactions involving the Company’s securities. The Trading Policy is available on our website at ir.baldwinriskpartners.com. To access the Trading Policy, go to our website, click on “Governance” and then click on “Governance Overview.”

Stock Ownership Guidelines

Pursuant to our Stock Ownership Guidelines, our non-employee directors, executive officers and certain other senior executives (“Covered Individuals”) will in the future be expected to maintain a minimum ownership interest in BRP Group. These guidelines embody our Compensation Committee’s belief that our directors and most senior executives should maintain a significant personal stake in BRP Group to align the financial interests of such Covered Individuals with our shareholders’

interests, which reduces the incentive for excessive short-term risk taking. Under the guidelines, each Covered Individual is expected to meet the following ownership goal within five years of February 24, 2022 or within five years of first election or appointment as a Covered Individual, whichever is later:

Category of Covered Individual	Ownership Goal

Non-Employee Director	5x Annual Board Cash Retainer (excluding any amount related to Board committee or Board leadership position)

Chief Executive Officer	5x Annual Base Salary

All Other Executive Officers and Covered Individuals	3x Annual Base Salary

The shares to be taken into account in determining whether the Covered Individual has satisfied the ownership goal includes fully-vested outstanding Class A and Class B shares (for purposes of this paragraph, “Shares”) of which the covered individual is deemed to be the beneficial owner. The following Shares count toward satisfaction of the ownership goal: (i) unvested time-based restricted Shares and Shares subject to unvested or vested (but unsettled) time-based restricted stock unit awards; (ii) Shares to be issued upon the settlement of vested, but not yet settled, performance-based awards (including performance-based restricted stock unit awards, or PSUs), in each case, based on the actual attainment of performance conditions pursuant to the terms of such performance-based awards; and (iii) Shares underlying vested stock options or vested stock-settled stock appreciation rights, in each case, that are “in-the-money.” However, the following shares will not count toward satisfaction of the ownership goal: (i) Shares to be issued upon the settlement of performance-based awards (including PSUs) that are unvested or for which the performance conditions have not been satisfied pursuant to the terms of performance-based awards; (ii) Shares underlying unvested or out-of-the-money stock options or stock appreciation rights; (iii) Shares subject to equity-based awards that may only be settled in cash; and (iv) Shares subject to pledges or security interests. Our Stock Ownership Guidelines are available on our website at ir.baldwinriskpartners.com. To access, go to our website, click on “Governance” and then click on “Governance Overview.”

Clawback Policy

Accountability is a fundamental value of BRP Group. To reinforce this value through our executive compensation program, our current and former executive officers and certain other senior executives are subject to our Clawback Policy, which requires the recoupment of certain executive compensation in the event that the Company is required to prepare an accounting restatement due to the Company’s noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Company’s Clawback Policy is compliant with Nasdaq Listing Standard 5608. Our Clawback Policy is available on our website at ir.baldwinriskpartners.com. To access, go to our website, click on “Governance” and then click on “Governance Overview.”

Hedging Policy

Colleagues and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities.

Indemnification of Officers and Directors

Our Certificate of Incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”). We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

Our Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by the DGCL, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Transactions with Related Persons

We describe below certain transactions or series of transactions, since the beginning of our last fiscal year or currently proposed, to which we were or will be a participant and in which:

•	the amount or amounts involved exceed or will exceed $120,000; and

•

any of our directors, director nominees or executive officers (in each case, including their immediate family members) or beneficial holders of more than 5% of any class of our voting securities (including their immediate family members as relevant) had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting these criteria to which we have been or will be a participant other than compensation arrangements, which are described where required under “Executive Officers” and “Compensation Discussion and Analysis.”

Third Amended and Restated Limited Liability Company Agreement of Baldwin Risk Partners, LLC

On October 7, 2019, BRP Group, BRP and the Pre-IPO LLC Members entered into the Third Amended and Restated Limited Liability Company Agreement of Baldwin Risk Partners (the “Amended LLC Agreement”). We operate our business through BRP in accordance with the terms of the Amended LLC Agreement. Pursuant to the terms of the Amended LLC Agreement, so long as each of the owners of BRP’s outstanding equity interests (“BRP’s LLC Members”) continue to own any membership interests of BRP (“LLC Units”) or securities redeemable or exchangeable into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of BRP or own any assets other than securities of BRP and/or any cash or other property or assets distributed by or otherwise received from BRP, unless we determine in good faith that such actions or ownership are in the best interest of BRP.

As the sole managing member of BRP, we have control over all of the affairs and decision making of BRP. As such, through our officers and directors, we are responsible for all operational and administrative decisions of BRP and the day-to-day management of BRP’s business. We will fund any dividends to our shareholders by causing BRP to make distributions to BRP’s LLC Members and us, subject to the limitations imposed by our debt agreements.

The holders of LLC Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of BRP. Net profits and net losses of BRP will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The Amended LLC Agreement provides for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect to the taxable income of BRP that is allocated to them. Generally, these tax distributions will be computed based on BRP’s estimate of the net taxable income of BRP allocable to each holder of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate for an individual or corporation that is a resident in the State of Florida (taking into account the non-deductibility of certain expenses and the character of our income).

Except as otherwise determined by us, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in BRP and BRP shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a holder of LLC Units (upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such holder of LLC Units in which case such net proceeds shall instead be transferred to the selling holder of LLC Units as consideration for such purchase, and BRP will not issue an additional LLC Unit to us)). Similarly, except as otherwise determined by us, (i) BRP will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should BRP issue any additional LLC Units to BRP’s LLC Members or any other person, we will issue an equal number of shares of our Class B common stock to such BRP LLC Members or any other person. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired, BRP will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, BRP will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.

Under the Amended LLC Agreement, the holders of LLC Units (other than us) have the right to require BRP to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the holder of an LLC Unit has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to BRP for cancellation. The Amended LLC Agreement requires that we contribute cash or shares of our Class A common stock to BRP in exchange for an amount of newly-issued LLC Units in BRP that will be issued to us equal to the number of LLC Units redeemed from the holders of LLC Units. BRP will then distribute the cash or shares of our Class A common stock to such holder of an LLC Unit to complete the redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we or our wholly owned subsidiaries own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of an LLC Unit, redeem or exchange LLC Units of such holder of an LLC Unit pursuant to the terms of the Amended LLC Agreement.

The Amended LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our shareholders and approved by our Board of Directors or is otherwise consented to or approved by our Board of Directors, the holders of LLC Units will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the holders of LLC Units to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the holders of LLC Units may participate in each such offer without being required to redeem or exchange LLC Units.

Subject to certain exceptions, BRP will indemnify all of its members and their officers and other related persons, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with BRP’s business or affairs or the Amended LLC Agreement or any related document.

BRP may be dissolved upon (i) the determination by us to dissolve BRP or (ii) any other event which would cause the dissolution of BRP under the Delaware Limited Liability Company Act, unless BRP is continued in accordance with the Delaware Limited Liability Company Act. Upon dissolution, BRP will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of BRP’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested LLC Units.

Tax Receivable Agreement

On October 28, 2019, we entered into the Tax Receivable Agreement with BRP’s LLC Members that provides for the payment by us to BRP’s LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in BRP’s assets resulting from (a) previous acquisitions by BRP Group of LLC Units from BRP’s LLC Members, (b) the acquisition of LLC Units from BRP’s LLC Members using the net proceeds from any future offering, (c) redemptions or exchanges by BRP’s LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of our Class A common stock or cash or (d) payments under the Tax Receivable Agreement, and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement.

This payment obligation is an obligation of BRP Group and not of BRP. For purposes of the Tax Receivable Agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of BRP Group (calculated with certain assumptions) to the amount of such taxes that BRP Group would have been required to pay had there been no increase to the tax basis of the assets of BRP as a result of the redemptions or exchanges and had BRP Group not entered into the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. While the actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges, the price of shares of our Class A common stock at the time of the redemption or exchange, the extent to which such redemptions or exchanges are taxable, the amount and timing of our income, the tax rates then applicable and the portion of our payments under the Tax Receivable Agreement constituting imputed interest. We account for the effects of these increases in tax basis and associated payments under the Tax Receivable Agreement arising from future redemptions or exchanges as follows:

•	we record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates at the date of the redemption or exchange;

•

to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, we reduce the deferred tax asset with a valuation allowance; and

•

we record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the Tax Receivable Agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

Payments under the Tax Receivable Agreement are not conditioned on BRP’s LLC Members’ continued ownership of us.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, BRP’s LLC Members will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that any excess payments made to BRP’s LLC Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances we could make payments to BRP’s LLC Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the Tax Receivable Agreement provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon a change of control, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

This provision of the Tax Receivable Agreement may result in situations where BRP’s LLC Members have interests that differ from or are in addition to those of our other shareholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of BRP to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement.

Registration Rights Agreement

On October 28, 2019, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Pre-IPO LLC Members.

At any time, subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, the Pre-IPO LLC Members may require that we register for public resale under the Securities Act of 1933, as amended (the “Securities Act”), all shares of Class A common stock constituting registrable securities that they request be registered at any time following our initial public offering so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of at least $25 million. In addition, the Pre-IPO LLC Members have the right to require us to register the sale of the registrable securities held by them on Form S-3 under the Securities Act, subject to offering size and other restrictions. If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to an employee benefit plan or a corporate reorganization or other Rule 145 transaction), the Pre-IPO LLC Members are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.

We have undertaken in the Registration Rights Agreement to use our reasonable best efforts to maintain a shelf registration statement on Form S-3 to permit the resale of the shares of Class A common stock held by the Pre-IPO LLC Members.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling shareholders and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

Stockholders Agreement

On October 28, 2019, we entered into the Stockholders Agreement with each of the Pre-IPO LLC Members, pursuant to which, so long as the Substantial Ownership Requirement is met, the Holders have approval rights over certain transactions and actions taken by us and BRP, including, a merger, consolidation or sale of all or substantially all of the assets of BRP and its subsidiaries; any dissolution, liquidation or reorganization (including filing for bankruptcy) of BRP and its subsidiaries or any acquisition or disposition of any asset for consideration in excess of 5% of our and our subsidiaries’ total assets on a consolidated basis; the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 10% of total assets (or that would cause aggregate indebtedness or guarantees thereof to exceed 10% of total assets); the issuance of certain additional equity interests of the Company, BRP or any of their subsidiaries in an amount exceeding $10 million (other than pursuant to an equity incentive plan that has been approved by our Board of Directors); the establishment or amendment of any equity, purchase or bonus plan for the benefit of employees, consultants, officers or directors; any capital or other expenditure in excess of 5% of total assets; the declaration or payment of dividends on Class A common stock or distributions by BRP on LLC Units other than tax distributions as defined in the Amended LLC Agreement; changing the number of directors on our Board of Directors; hiring, termination or replacement of, establishment of compensation (including benefits) payable to, or making other significant decisions involving, our or BRP’s senior management and key employees, including our Chief Executive Officer, including entry into or modification of employment agreements, adopting or modifying plans relating to any incentive securities or employee benefit plans or granting incentive securities or benefits under any existing plans; changing our or BRP’s jurisdiction of incorporation; changing the location of our or BRP’s headquarters; changing our or BRP’s name; changing our or BRP’s fiscal year; changing our public accounting firm; amendments to our or BRP’s governing documents; and adopting a shareholder rights plan. Furthermore, the Stockholders Agreement provides that, for so long as the Substantial Ownership Requirement is met, the Holders may designate the nominees for a majority of the members of our Board of Directors, including the Board Chair.

Notwithstanding the rights afforded to the Holders under the Stockholders Agreement, Baldwin Insurance Group Holdings, LLC (“BIGH”), an entity controlled by Lowry Baldwin, our Board Chair and the Holder of a majority of the shares of our Class B common stock held by all of the Holders (the “Majority Holder”), and the Company have entered into a consent and defense agreement (the “Consent Agreement”) pursuant to which the Majority Holder has irrevocably consented to and approved, on behalf of itself and the other Holders, certain transactions and actions taken by the Company and BRP (each, a “Specified Matter”) that the Independent Committee (as defined below) determines in good faith is in the best interests of the Company and its stockholders in their capacity as such, in satisfaction of the approval rights with respect to such Specific Matter. Further, the Majority Holder irrevocably agreed, on behalf of itself and the other Holders, not to designate any nominee for election to service on our Board if the Independent Committee determines in good faith that action by the Board in furtherance of the nomination of such person to the Board would not be in the best interests of our Company and our stockholders in their capacity as such.

In connection with the Consent Agreement, our Board, with the consent of the Majority Holder under the Stockholders Agreement, has amended our By-Laws to, among other things:

•

create a committee of the Board, composed of all directors then in office who the Board determines both (i) qualify as an independent director under the corporate governance standards of Nasdaq and (ii) have no relationship with the Company or any Holder that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director (such committee, the “Independent Committee”); and

•	empower the Independent Committee, acting unanimously, to make any and all determinations contemplated or required by the Consent Agreement.

Indemnification Agreements

We entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Family Relationships

Trey Baldwin and John Baldwin, brothers of Lowry Baldwin, our Board Chair, received $0.3 million and $0.4 million, respectively, from the Company in risk advisor commissions since the beginning of the fiscal year ended December 31, 2023.

Other Related Person Transactions

Commissions Revenue

The Company serves as a broker for the Holding Company of the Villages, Inc. (“The Villages”) and certain affiliated entities. Affiliates of The Villages are the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock. Since the beginning of the fiscal year ended December 31, 2023, commissions revenue recorded as a result of transactions with The Villages and its affiliated entities was approximately $2.8 million.

The Company serves as a broker for an entity in which Chris Sullivan, a member of our Board of Directors, owns approximately 35%. Since the beginning of the fiscal year ended December 31, 2023, commissions revenue recorded as a result of transactions with such entity was approximately $0.2 million.

Rent Expense

The Company is a party to various agreements to lease office space from wholly-owned subsidiaries of The Villages. Rent expense ranges from approximately $3,000 to $12,000 per month, per lease. Lease agreements expire on various dates through December 2027. Since the beginning of fiscal year ended December 31, 2023, total rent expense incurred with respect to The Villages and its wholly-owned subsidiaries was $0.5 million.

Related Person Transactions Policies and Procedures

Our Related Person Transactions Policy (the “RPT Policy”) sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the RPT Policy, our Audit Committee has overall responsibility for implementation of and compliance with the RPT Policy. Our RPT Policy is available on our website at ir.baldwinriskpartners.com. To access, go to our website, click on “Governance” and then click on “Governance Overview.”

For purposes of the RPT Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which a related person has or will have a direct or indirect material interest, as determined by the Audit Committee. The RPT Policy contains certain enumerated exceptions to transactions that would otherwise fall within the definition of “related person transaction,” including, among others, where the transaction involves the purchase or sale of products or services in the ordinary course and the amount does not exceed the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years.

The RPT Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a potential related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the RPT Policy, our Audit Committee may approve only those potential related person transactions that are in, or not inconsistent with, the Company’s best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the RPT Policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The RPT Policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our shareholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Executive Officers

Our Board of Directors has oversight over executive management succession, which they evaluate on a consistent basis. Our executive management team comprises the following individuals as of April 8, 2024.

Executive Officer Biographies

Trevor Baldwin Chief Executive Officer

Trevor Baldwin, age 38, has served as Chief Executive Officer of the Company since May 2019 and has served as director since September 2019. As Chief Executive Officer, Mr. Baldwin is responsible for leading the Firm in all areas of strategy, operations and business development, finance and human resources.

Mr. Baldwin joined what is today the middle market business in 2009 as a Commercial Risk Advisor working primarily with healthcare and private equity clients. Over time he led the Firm’s Commercial Risk Management Group as Managing Director, following which he served as Baldwin Risk Partners’ President & Chief Operating Officer. Before joining Baldwin Risk Partners, Mr. Baldwin worked at the private equity firm HealthEdge Investment Partners, LLC.

Mr. Baldwin graduated from Florida State University with a Bachelor of Arts degree in Risk Management & Insurance.

Bradford Hale Chief Financial Officer

Bradford Hale, age 43, joined the Company as Chief Accounting Officer in May 2019 and was appointed Chief Financial Officer effective April 1, 2021. As Chief Financial Officer, Mr. Hale is responsible for leading the Firm’s treasury, finance, accounting and financial reporting functions.

From September 2014 to May 2019, Mr. Hale served as Managing Director and shareholder at CBIZ MHM, LLC, where he led the Accounting Advisory Practice through projects focused on complex accounting and SEC matters. From June 2010 to September 2014, Mr. Hale was the Director of Accounting and Risk Management for Bloomin Brands, Inc., after starting his career at Deloitte where he focused on serving insurance clients.

Mr. Hale has a Bachelor’s and Master’s degree in Accountancy from Wake Forest University.

Daniel Galbraith President, BRP and Chief Executive Officer, Retail Brokerage Operations

Daniel Galbraith, age 42, has served as President, BRP and Chief Executive Officer, Retail Brokerage Operations of the Company since January 2024. As President, BRP and Chief Executive Officer, Retail Brokerage Operations, Mr. Galbraith is responsible for our Insurance Advisory Solutions and Mainstreet Insurance Solutions operating groups’ day-to-day profit and loss, operational excellence, and acceleration of best practice sharing across the organization. Mr. Galbraith previously served as Chief Operating Officer of the Company from March 2019 through January 2024.

Mr. Galbraith began his career at Cintas Corporation and, after 11 years in operations and sales leadership roles, achieved the position of Head of Sales in the Document Management division. In May 2014, Mr. Galbraith was appointed as Executive Vice President of Sales at Shred-It and in October 2015 was the Senior Vice President of sales for Stericycle.

Mr. Galbraith graduated with a Bachelor of Arts from Cornell University, where he majored in Government with a minor in Economics.

Corbyn Lichon Chief Accounting Officer

Corbyn Lichon, age 32, joined the Company as Director of Accounting in May 2019 and was appointed as Chief Accounting Officer effective April 1, 2021. As Chief Accounting Officer, Ms. Lichon is responsible for the Firm’s accounting function and financial reporting.

Ms. Lichon began her career in the Assurance practice at CBIZ & MHM Tampa Bay, where she planned and executed financial statement audits of privately-held and publicly-traded companies from September 2013 to May 2019. While at CBIZ, Ms. Lichon served as a technical leader, focusing specifically on transaction-related accounting, business combinations, and revenue recognition.

Ms. Lichon graduated with honors from the University of South Florida with a bachelor’s degree in Accounting and is licensed as a Certified Public Accountant.

Jim Roche President, BRP and Chief Executive Officer, Underwriting, Capacity & Technology Operations

Jim Roche, age 47, has served as President, BRP and CEO, Underwriting, Capacity, and Technology Operations since his promotion to an executive officer role in January 2024. As President, BRP and CEO, Underwriting, Capacity, and Technology Operations, Mr. Roche is responsible for the Underwriting, Capacity, and Technology Solutions operating group’s day-to-day profit and loss, operational excellence, and acceleration of best practice sharing across the organization. Mr. Roche previously served as our Chief Insurance Innovation Officer from October 2021 through January 2024. In addition, Mr. Roche served as the Managing Partner and President of Millennial Specialty Insurance, LLC, which partnered with the Company in April 2019.

Mr. Roche has nearly 20 years of insurance experience across strategy, marketing, product development, and IT, with significant expertise in technology solutions and new product incubation. Mr. Roche was at QBE Insurance from June 2011 to January 2015, serving as Vice President of Strategy, Initiatives and Analytics. Prior to joining QBE Insurance, Mr. Roche worked at Bank of America, most recently as Senior Vice President of Product Management, and at Progressive Insurance as a product manager.

Mr. Roche has a bachelor’s degree in Computer Science and Electrical Engineering with a minor in Mathematics from Vanderbilt University and an MBA from the University of Virginia.

Seth Cohen General Counsel and Corporate Secretary

Seth Cohen, age 46, joined the Company in February 2020 and was appointed to General Counsel and Corporate Secretary effective January 2022. As General Counsel and Corporate Secretary, Mr. Cohen is responsible for leading the Firm’s legal, compliance, and regulatory function. Prior to his appointment to General Counsel and Corporate Secretary, Mr. Cohen served as the Company’s Deputy General Counsel, Legal Operations & Strategic Initiatives.

Mr. Cohen brings more than 20 years of experience working across multiple industries. Prior to joining BRP, Mr. Cohen served as Senior Vice President, Legal - Strategic Initiatives at Savills North America. Prior to that, Mr. Cohen served in a number of leadership positions within the legal department at Cisco Systems, Inc., after having spent time at Sonnenschein Nath & Rosenthal (now Dentons) and leading his own law firm.

Mr. Cohen received a BA in criminology and criminal justice from the University of Florida and a JD from The George Washington University School of Law.

Compensation Discussion and Analysis

We are driven by the core values in our Azimuth—core values which define who we are and what we stand for. Those core values guide our thoughts and actions, enabling us to lead with integrity. Our leadership results in innovative products and solutions for our Clients, opportunities for our Colleagues, collaborative trading with our Insurance Company Partners, strength in our communities and the delivery of strong financial results to our shareholders. We believe that the 2023 compensation of our named executive officers (our “NEOs”) appropriately reflects and rewards their significant contributions as our business emerged from what was, in many respects, a challenging 2023 for BRP and its Stakeholders, a stronger, more fully integrated platform; well positioned to drive continued outsized organic growth, accelerating margin accretion and free cash flow. This Compensation Discussion and Analysis (this “CD&A”) explains the guiding principles and practices upon which our executive compensation program is based and the compensation paid to our NEOs for 2023.

Our NEOs for the year ended December 31, 2023 are:

Name	Title

Trevor Baldwin	Chief Executive Officer

Bradford Hale	Chief Financial Officer

Daniel Galbraith	President, BRP and Chief Executive Officer, Retail Brokerage Operations

John Valentine(1)	Former Chief Partnership Officer

Kris Wiebeck(2)	Former Chief Strategy Officer

(1)	Mr. Valentine retired from his role as our Chief Partnership Officer effective December 31, 2023.
(2)	Mr. Wiebeck retired from his role as our Chief Strategy Officer effective December 31, 2023.

John Valentine, age 44, served as Chief Partnership Officer of the Company from August 2018 through his retirement in December 2023. As Chief Partnership Officer, Mr. Valentine was responsible for Partnership execution and due diligence activities in collaboration with our respective division and business function leadership teams. In addition, Mr. Valentine collaborated with our leadership team to drive successful integration of new Partners.

Kris Wiebeck, age 41, joined the Company as Chief Financial Officer in May 2015 and served in such role until April 2021, after which he served as Chief Strategy Officer through his retirement in December 2023. As Chief Strategy Officer, Mr. Wiebeck focused on strategic initiatives across the organization. Mr. Wiebeck also served as a member of our Board of Directors from January 2022 through December 2023. Mr. Wiebeck did not receive compensation for his service as a member of our Board of Directors.

2023 Performance Highlights

BRP emerged from a challenging 2023 as a stronger, more fully integrated platform; well positioned to drive continued outsized organic growth, accelerating margin accretion and free cash flow. Our key accomplishments and highlights from 2023 include:

•	Continued industry-leading organic revenue growth of 19%(1).

•	Grew Adjusted EBITDA by 27%(1) and expanded Adjusted EBITDA Margin by approximately 50 basis points.

•	Reported cash flow from operating activities of $44.6 million.

•	Grew Free Cash Flow by 6%(1) in the face of a 68%, or $42.7 million, increase in cash paid for interest due to rising interest rates.

•	Reduced net leverage from approximately 5.4x to 4.8x via growth in Adjusted EBITDA and modest debt paydown.

•

Our Insurance Advisory Solutions (“IAS”) segment had organic growth of 12%, despite headwinds emerging from a slowdown in project-related insurance programs, transaction-based insurance solutions, and the impact of broad-based rate softening in conjunction with an anemic IPO market impacting our D&O practice.

(1)

Organic revenue growth, adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP measures. Refer to the Appendix to this Proxy Statement for reconciliations of non-GAAP financial measures to comparable GAAP financial measures.

•

Sales velocity of 17% in our IAS business continues to reflect the strength of our new business generation realized through the outsized rate at which new clients continue to choose BRP for advice and brokerage services over our competitors.

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Our Underwriting, Capacity and Technology Solutions (“UCTS”) segment grew revenue organically 31%, due to continued strength in our multi-family platform and significant contributions from our homeowners and commercial umbrella products.

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Our Mainstreet Insurance Solutions (“MIS”) segment grew revenue organically 23%, thanks to continued strength from Westwood and a growing contribution from our new national mortgage and real estate operation launched in 2022.

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Costs across the business have been reevaluated and reduced if not client-facing or critical to our strategic objectives. The use of every dollar we retain continues to be heavily scrutinized against our strategic plan. The decisions we made were essential to meet our financial and operating commitments and have positioned us to be a better, more effective and efficient business going forward. As a result of these efforts, we successfully took out more than $5 million in-year costs and more than $10 million of run-rate costs from the business.

•

Ended the year having completed the technology integrations of all but one IAS partner (which is on track to be completed in Q3 2024), resulting in approximately 95% of our IAS business operating on one common agency management system and IT stack.

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Won numerous accolades highlighting our status as a destination employer: Named by Fortune & Great Place to Work as a “Best Workplaces in Financial Services and Insurance™ for 2023 and re-certified through 2024; and recognized by Top Workplaces USA as a nationally recognized employer.

Cumulative Total Shareholder Return

The following graph compares the cumulative total shareholder return for an investment in our Class A common stock from December 31, 2019 through December 31, 2023 to the cumulative total return of the Russell 3000 Index (“Russell 3000”) and the Standard & Poor’s Composite 1500 Insurance Brokers Index (“S&P 1500”). The graph assumes that $100 was invested on December 31, 2019 and the reinvestment of dividends, if any. The share price performance presented below is not necessarily indicative of future results.

Executive Compensation Policies and Practices

The following highlights some of our key policies and practices as it relates to our executive compensation program.

What We Do

Pay-for-Performance Philosophy. A large portion of our NEOs’ target total direct compensation is directly linked to the Company’s performance.

Compensation “At Risk.” Our executive compensation program is designed such that a substantial portion of executive compensation is “at risk,” which we believe aligns the interests of our executives and our shareholders.

Stock Ownership Guidelines. We have robust stock ownership guidelines that apply to our directors, officers, and executive leadership team.

Compensation Clawback Policy. We have a clawback policy that applies to our officers and executive leadership team.

Multi-Year Vesting Requirements under our LTIP. Under the long-term incentive award plan approved by our Compensation Committee relating to the 2023 executive compensation program, all equity-based incentive awards granted to our NEOs have multi-year vesting conditions. Performance share units (PSUs) granted to our NEOs in 2023 cliff-vest after three years, and no portion of the PSUs vest unless the relevant performance metrics are achieved, consistent with current market practice and our retention objectives.

Independent Compensation Consultant. Our Compensation Committee engaged an independent compensation consultant to assist with the design of the 2023 executive compensation programs.

Annual Executive Compensation Review. Our Compensation Committee conducts an annual review of compensation for our NEOs and a review of compensation-related risks.

At Will Employment. We employ our NEOs at will.

What We Don’t Do

No Hedging or Derivatives. We prohibit directors and NEOs from engaging in hedging transactions involving the Company’s equity securities.

No Guaranteed Base Salary Increases or Incentive Payments. We do not guarantee base salary increases or incentive payments for any of our NEOs.

No Single Trigger Vesting. We do not provide for single trigger vesting of equity-based awards upon a change in control for any of our NEOs.

No Excessive Perquisites. We do not provide material perquisites or other personal benefits to our NEOs.

No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our NEOs might owe as a result of the application of Sections 280G and 4999 of the Internal Revenue Code.

Our Guiding Principle

We pay for performance. We have crafted a compensation program that we believe aligns our shareholders’ long-term interests with NEO compensation. To create this “pay-for-performance” environment, compensation is weighted heavily toward “at-risk” components. We set low base salaries, which are significantly below the 25th percentile for all our NEOs compared to our compensation peer group, and tie a large portion of our NEOs’ total compensation (even in relation to our compensation peer group) to Company performance and long-term growth. In addition, our annual incentive program includes aggressive targets and challenging individual performance goals that reward our NEOs for short-term performance, and our long-term equity incentive program provides for extended vesting schedules and performance targets that create an “ownership culture” aligning NEO and shareholder interests. We believe that using our bespoke mix of fixed and variable elements that prioritize pay-for-performance enables us to reward performance, encourage prudent decision-making, retain top talent, and create a balanced focus on short-term and long-term performance.

How Compensation Decisions are Made

Role of the Compensation Committee

Our Compensation Committee, consisting entirely of independent directors, is responsible for making determinations concerning the components of our executive compensation program, the design of executive compensation packages offered to our NEOs, and the review of NEO performance. The Compensation Committee reviews data from our compensation peer group companies, who are described below under “Role of Peer Companies,” and retains an independent compensation consultant to assess our competitive position with respect to total executive compensation. The Compensation Committee also administers the BRP Group, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) and the BRP Group, Inc. Partnership Inducement Award Plan (the “Inducement Plan”).

The Compensation Committee takes various factors into account in setting compensation levels and generally seeks to align total Target compensation (i.e., the sum of base salary, Target annual incentives and Target long-term incentives) for our NEOs competitively relative to our compensation peer group companies for similar executive positions, with a substantial portion of total compensation being at risk based on performance. Our Annual Incentive Plan and LTIP are based on measurable and objective pre-established performance metrics, and the level to which those performance metrics are met will determine whether NEO compensation falls below or exceeds Target levels. See “Overview of 2023 Compensation Framework” and “Compensation Details for Fiscal Year 2023” for more information on performance levels and metrics.

Role of the Compensation Consultant

The Compensation Committee selects and retains the services of its own independent compensation consultant and annually reviews the performance of such consultant. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as its independent compensation consultant. During 2023, FW Cook provided no services to the Company other than services for the Compensation Committee, and worked with the Company’s management, as directed by the Compensation Committee, only on matters for which the Compensation Committee is responsible. The Compensation Committee considers the independence of the compensation consultant in accordance with SEC and Nasdaq rules, and affirmatively determined that FW Cook qualifies as independent under the applicable rules.

Role of the Chief Executive Officer

At the Compensation Committee’s request, Trevor Baldwin, our Chief Executive Officer, provides input regarding the performance and compensation of the other NEOs. The Compensation Committee considers Mr. Baldwin’s evaluation and his direct knowledge of each other NEO’s performance and contributions when making compensation decisions. Mr. Baldwin is not present during Compensation Committee voting or deliberations regarding his own compensation.

Role of Our Shareholders

The Compensation Committee will consider the results of the advisory vote of our shareholders on the compensation of our NEOs. We held our last say-on-pay vote at the 2023 Annual Meeting of Shareholders. At that meeting, approximately 95% of the votes cast were in favor of our executive compensation framework.

Role of Peer Companies and Comparative Market Assessments

The Compensation Committee reviews and approves compensation peer group composition each year. With the assistance of FW Cook, the Compensation Committee identified groups of companies to serve as market reference points for compensation comparison purposes for 2023. The Compensation Committee does not target compensation decisions or levels to a specific percentile or other absolute measures related to comparison group data, but does periodically review comparative market assessments of the pay practices of other companies with the goal of seeing that the Company’s executive compensation program remains competitive. During the 2023 compensation review cycle, the Compensation Committee, in consultation with management and with advice of FW Cook, developed a compensation peer group comprised of companies that are either direct competitors of the Company or in the same or similar industry as the Company. The Compensation Committee reviews our compensation peer group annually and may adjust its composition, taking into account changes in both our business and the businesses of the companies in the compensation peer group.

Overview of 2023 Compensation Framework

Our 2023 executive compensation program is designed to motivate and reward exceptional performance while seeking to align the interests of our NEOs with those of our shareholders. The primary individual components of our executive compensation program are (i) annual base salary, (ii) annual incentives and (iii) long-term equity incentives.

Annual Base Salary

Annual base salary is an element of fixed annual compensation that is intended to attract, retain and motivate talented executive officers. Consistent with our pay-for-performance executive compensation strategy, salaries for all five of our NEOs fell significantly below the median 2022 base salaries for NEOs in our compensation peer group. Base salaries for our NEOs did not increase in 2023 from 2022. Refer to “2023 Comparative Market Assessment”—“Results of the February 2023 Comparative Market Assessment” and “Compensation Details for Fiscal Year 2023”—“Base Salary” for more details on the NEOs’ base salaries.

Annual Incentive Plan

Our 2023 annual incentive plan (our “Annual Incentive Plan”) is a variable component of our compensation program that is designed to focus our NEOs on achieving superior performance over the short term against business objectives and financial results for the Company as a whole, while also rewarding them for the achievement of individual performance objectives. The Annual Incentive Plan provides payout opportunities in the form of cash and fully vested shares of Class A common stock (with the pay mix for a given year determined by our Compensation Committee) upon the achievement of certain pre-established performance metrics, including organic revenue growth, adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), and personal objectives. The payout opportunity for each NEO ranges from 50% of Target annual incentive opportunity at Threshold performance to 300% at Superior performance, with a Target annual incentive opportunity of 100%. The payout for performance below Threshold of any performance metric is 0% with respect to such performance metric. By conditioning a large portion of our NEOs’ potential Annual Incentive Plan compensation on the Company’s achievement of clearly-defined metrics, we believe that we reinforce our strong pay-for-performance culture. Refer to “Compensation Details for Fiscal Year 2023”—“Annual Incentive Plan” for more details on our Annual Incentive Plan.

Long-Term Incentive Plan

Our 2023 long-term equity incentive plan (our “LTIP”) is a variable component of our compensation program that is designed to drive superior recurring performance over the long term and align the interests of our NEOs with those of our shareholders. We believe that long-term equity compensation is an effective way to provide a meaningful reward for appreciation in our stock price and create an “ownership culture” that motivates our NEOs to remain employed with us long-term. Our 2023 LTIP for our NEOs has shifted to 100% performance-based equity awards to further BRP’s commitment to its pay-for-performance culture.

Performance-Based Restricted Stock Units (“PSUs”). The number of PSUs earned, if any, is determined based on the following performance goals (the “Performance Goals”), in each case as measured over the period from January 1, 2023 through December 31, 2025 (the “Performance Period”): (i) 30% based on our relative total shareholder return compared to the total shareholder return of our 2023 compensation peer group; (ii) 30% based on the our relative total shareholder return compared to the total shareholder return of the Russell 3000 Growth Index; and (iii) 40% based on our three-year organic revenue compound annual growth rate. We define total shareholder return (“TSR”) as the annual total shareholder return for the Performance Period. The number of PSUs that will be earned following the end of the Performance Period are between 0% and 350% of a NEO’s Target PSUs, with a Target of 100%, depending on the level of achievement with respect to the Performance Goals and subject to the NEO’s continued employment through March 15, 2026. If our absolute total shareholder return for the Performance Period is negative, the maximum level of performance achievable for the PSUs will be Target. Refer to “Compensation Details for Fiscal Year 2023”—“LTIP” for more details on our LTIP.

Retirement Compensation

On November 3, 2023, the Company entered into mutual agreements with John Valentine and Kris Wiebeck for each to retire from their respective positions as Chief Partnership Officer and Chief Strategy Officer effective as of December 31, 2023. In connection with the agreements, Messrs. Valentine and Wiebeck each received $2.56 million of severance compensation and

$1.44 million representing early payment of the 2023 bonus otherwise payable under our 2023 Annual Incentive Plan in respect of 2023 performance. The Company agreed to permit the continued vesting of Restricted Stock Awards (“RSAs”) and PSUs previously granted under the LTIP, in each case, subject to all other conditions of the award agreements, with the exception only of Messrs. Valentine and Wiebeck’s continued employment following the retirement date. In addition, the Company agreed to pay a portion of the monthly premiums for health insurance coverage under the Consolidated Omnibus Reconciliation Act, 29 U.S.C. § 1161 et. seq., as amended (“COBRA”) for 12 months following the effective date of Messrs. Valentine and Wiebeck’s retirement.

2023 Comparative Market Assessment

In February 2023, FW Cook presented an analysis of our pay practices and executive compensation levels as compared to a group of our peers (the “February 2023 Comparative Market Assessment”), which the Compensation Committee considered, among other things, in connection with establishing the 2023 compensation framework for the NEOs as described below.

Peer Comparison Group

Our 2023 compensation peer group included 16 public companies, the majority of which are in either the insurance broker or property and casualty insurance services sectors. After consultation with FW Cook, the Compensation Committee approved the following compensation peer group for 2023 (the “Compensation Peer Group”):

Peer Company	Business Focus

Arthur J. Gallagher & Co.	Insurance Brokers

Brown & Brown, Inc.	Insurance Brokers

CBIZ, Inc.	Research and Consulting Services

Employers Holdings, Inc.	Property and Casualty Insurance

Erie Indemnity Company	Property and Casualty Insurance

Focus Financial Partners Inc.	Asset Management and Custody Banks

Goosehead Insurance, Inc.	Insurance Brokers

Hagerty, Inc.	Insurance Brokers

Kinsale Capital Group, Inc.	Property and Casualty Insurance

Palomar Holdings, Inc.	Property and Casualty Insurance

Primerica, Inc.	Life and Health Insurance

RLI Corp.	Property and Casualty Insurance

Ryan Specialty Holdings, Inc.	Insurance Brokers

Safety Insurance Group, Inc.	Property and Casualty Insurance

Selective Insurance Group, Inc.	Property and Casualty Insurance

Stewart Information Services Corp.	Property and Casualty Insurance

Survey Comparison

As part of the February 2023 Comparative Market Assessment, the Compensation Committee also reviewed and considered data from certain third-party surveys as presented by FW Cook.

Results of the February 2023 Comparative Market Assessment

The Compensation Committee examined the total direct compensation opportunity (base salary, annual cash incentives and long-term incentives) for each named executive officer, as well as individual elements of compensation. Data from the February 2023 Comparative Market Assessment was used as a market reference for compensation decisions. The Compensation Committee does not target total compensation or any individual component thereof to a specific percentile of comparison group compensation.

The February 2023 Comparative Market Assessment showed the following with respect to base salary, target total annual cash compensation, which is equal to base salary plus target annual bonus (“TAC”), and target total direct compensation, which is TAC plus the target compensation under the LTIP (“TDC”):

•	Base Salary

°	The proposed (and ultimately approved) 2023 base salary for Trevor Baldwin was 55% below the median 2022 base salary for CEOs in the Compensation Peer Group, and

°	the proposed (and ultimately approved) 2023 base salary for each of the other NEOs was 37-40% below the median 2022 base salaries for their respective peers in the Compensation Peer Group.

•	TAC

°	The proposed (and ultimately approved) 2023 TAC for Trevor Baldwin was 18% below the median 2022 TAC for CEOs in the Compensation Peer Group, and

°	the proposed (and ultimately approved) 2023 TAC for each of the other NEOs was 0-4% below the median 2022 TAC for their respective peers in the Compensation Peer Group.

•	TDC

°	The proposed (and ultimately approved) 2023 TDC for Trevor Baldwin was 12% below the median 2022 TDC for CEOs in the Compensation Peer Group, and

°	the proposed (and ultimately approved) 2023 TDC for each of the other NEOs was 2-8% above the median 2022 TDC for their respective peers in the Compensation Peer Group.

Pay Mix

The core principle of our executive compensation program continues to be that executive compensation should directly reflect our organization’s performance, as we continue towards our goal of being a leading independent insurance distribution firm. That core principle dictates that performance-based pay elements, which constitute the bulk of our NEOs’ total direct compensation, will not be earned or paid unless our shareholders also benefit. Consistent with that guiding principle, in 2023, performance-based compensation comprised approximately 94% of the total direct compensation for Trevor Baldwin, our Chief Executive Officer, and averaged approximately 90% of the total direct compensation for our other NEOs (excluding Messrs. Valentine and Wiebeck).

Compensation Details for Fiscal Year 2023

Base Salary

The Compensation Committee set 2023 base salaries for our NEOs as set forth below. Base salaries actually paid to each of our NEOs in 2023 are located in the “Salary” column of the Summary Compensation Table.

Name	Base Salary
Trevor Baldwin	$400,000
Bradford Hale	300,000
Daniel Galbraith	300,000
John Valentine	300,000
Kris Wiebeck	300,000

Annual Incentive Plan

The Compensation Committee established the following performance metrics and weighting of each for our NEOs for the 2023 Annual Incentive Plan:

Name	Organic Revenue Growth	Adjusted EBITDA Growth	Personal Objectives
Trevor Baldwin
Bradford Hale
Daniel Galbraith
Kris Wiebeck
John Valentine

The Compensation Committee established the following performance level ranges for organic revenue growth and adjusted EBITDA:

Performance Level	Threshold Performance	Target Performance	Superior Performance
Organic Revenue Growth	7%	10%	20%
Adjusted EBITDA	$250,000,000	$258,000,000	$270,000,000

The Compensation Committee approved personal objectives for each NEO for 2023, with the focus areas for each NEO described below. Refer to “Overview of 2023 Compensation Framework”—“Retirement Compensation” for payments received by Messrs. Valentine and Wiebeck with respect to the 2023 Annual Incentive Plan.

Name	Personal Objectives Focus Areas
Trevor Baldwin	Company’s reputation and culture; key strategic initiatives, organic growth and margin accretion; and talent building and succession readiness
Bradford Hale	Operating cash management and fiduciary cash investment; reporting roadmap and decentralized reporting; cost savings initiatives; and capital markets execution and strategies
Daniel Galbraith	Leaderships organization; process and cost efficiencies; performance improvement and efficiency; and business objectives implementation

Each NEO’s Target annual incentive opportunity for fiscal year 2023 is set forth in the table below:

	Target Annual Incentive Plan Opportunity
Name	% of Salary	$ Value

Trevor Baldwin	300%	$1,200,000

Bradford Hale	200%	600,000

Daniel Galbraith	200%	600,000

John Valentine	200%	600,000

Kris Wiebeck	200%	600,000

The Compensation Committee set the following payout ranges for our NEOs as a percentage of the Target Annual Incentive Plan opportunity based on the achievement of the metrics above.

	Threshold	Target	Superior
All NEOs	50%	100%	300%

The Compensation Committee reviewed the actual 2023 performance of each financial performance measure against Target performance to determine the percentage of Target achieved for each as follows:

Performance Level	Target Performance	Actual Performance	Performance % of Target Achieved(1)
Organic Revenue Growth	10%	19%	282%
Adjusted EBITDA	$258,000,000	$250,204,000	50%

(1)	Based on Threshold, Target and Superior payouts of 50%, 100% and 300%, respectively.

For their contribution in furthering their respective personal objective focus areas listed above, particularly, for Mr. Baldwin, his contribution to building the Company’s reputation in the industry and the Company’s talent and succession readiness, for Mr. Galbraith, his contribution to identifying and driving process and cost efficiencies, for Mr. Hale, his contributions to develop and execute cost savings initiatives, each NEO described above achieved a level of performance between Target and Superior for their respective personal objectives.

The table below sets forth each NEO’s actual Annual Incentive Plan payout amount for fiscal year 2023, which was made 100% in fully vested shares of Class A common stock consistent with the Company’s philosophy on ownership culture and executive team alignment with our shareholders. Refer to “Overview of 2023 Compensation Framework”—“Retirement Compensation” for details of payments received by Messrs. Valentine and Wiebeck with respect to the 2023 Annual Incentive Plan.

Name	2023 Annual Incentive Plan Payout	Payout as a Percent of Target Annual Incentive Plan Opportunity
Trevor Baldwin	$2,169,600	181%
Bradford Hale	1,122,600	187%
Daniel Galbraith	1,104,600	184%

LTIP

As discussed above, based on the Compensation Committee’s review and the recommendations of FW Cook, our 2023 LTIP consists 100% of performance-based equity awards, PSUs, to further the Company’s commitment to its pay-for-performance culture. The PSUs are settled in shares of our Class A common stock, the number of which will depend on the level of performance achieved with respect to applicable Performance Goals during the Performance Period.

The table below sets forth the 2023 LTIP award grant values (at Target) that were approved by the Compensation Committee for each NEO.

Name	Target LTIP Award Grant Value
Trevor Baldwin	$2,000,000
Bradford Hale	900,000
Daniel Galbraith	900,000
John Valentine(1)	900,000
Kris Wiebeck(1)	900,000

(1)	Refer to “Overview of 2023 Compensation Framework”—“Retirement Compensation” for details of LTIP awards retained by Messrs. Valentine and Wiebeck in connection with their retirement compensation.

The number of Target PSUs granted was determined by dividing the Target award grant value by a price per share equal to the average of the volume weighted average prices for a share of our Class A common stock on the Nasdaq across the 30 consecutive calendar days immediately prior to the grant date. PSUs are described more fully below.

PSUs

The number of shares earned pursuant to PSUs will be determined based on the following performance metrics (and weighting of each metric), in each case as measured over the Performance Period:

Performance Metric
30% of Target Number of PSUs Based on Relative TSR v. Compensation Peer Group
30% of Target Number of PSUs Based on Relative TSR v. Russell 3000 Growth Index
40% of Target Number of PSUs Based on 3-year Organic Revenue Compound Annual Growth Rate

Relative TSR v. Compensation Peer Group means the Company’s compound annual total shareholder return for the Performance Period, compared to the compound annual total shareholder return of our Compensation Peer Group for the same period. Relative TSR v. Russell 3000 Growth Index means the Company’s compound annual total shareholder return for the Performance Period, compared to the compound annual total shareholder return of the Russell 3000 Growth Index for the same period. In each case, the Company uses the average closing price for the last 30 trading days immediately prior to the beginning of the Performance Period and the average closing price for the last 30 trading days at the end of the Performance Period, as adjusted for dividends and stock splits as applicable. The 3-year organic revenue compound annual growth rate (“CAGR”) means the Company’s average annual organic revenue growth during the three-year Performance Period.

The Compensation Committee set the following performance level ranges applicable to each TSR and CAGR Performance Goal and the percentage of PSUs to be earned based on the Company’s level of achievement of the applicable TSR and CAGR Performance Goal:

Performance Level	Relative TSR Portion (60% of PSU Award)		CAGR Portion
	Relative TSR v. Compensation Peer Group (50% of Relative TSR Portion)	Relative TSR v. Russell 3000 Growth Index (50% of Relative TSR Portion)	(40% of PSU Award)	Percentage of PSUs Earned Based on Performance Goal
			3-year Organic Revenue CAGR
Threshold	40th Percentile	40th Percentile	7%	50%
Target	55th Percentile	55th Percentile	10%	100%
Superior	90th Percentile	90th Percentile	20%	350%

As illustrated above, for the Performance Period, with respect to each TSR Performance Goal, performance at the Threshold level will result in 50% of the Target number of PSUs being earned with respect to such Performance Goal; performance at the Target level will result in 100% of the Target number of PSUs being earned; performance at or above the Superior level will result in no more than a maximum of 350% of the Target number of PSUs being earned. Performance below the Threshold level will result in no PSUs being earned with respect to such Performance Goal. Performance between the foregoing levels for each Performance Goal will be calculated on the basis of linear interpolation. If the Company’s TSR for the Performance Period is negative, the maximum level of performance achievable under either of the TSR Performance Goals is Target.

The table below sets forth the grant values of PSUs for each NEO for the Performance Period, at each of Threshold, Target and Superior performance.

Name	Threshold PSU Award Grant Value (50% of Target)	Target PSU Award Grant Value	Superior PSU Award Grant Value (350% of Target)
Trevor Baldwin	$1,000,000	$2,000,000	$7,000,000
Bradford Hale	450,000	900,000	3,150,000
Daniel Galbraith	450,000	900,000	3,150,000
John Valentine	450,000	900,000	3,150,000
Kris Wiebeck	450,000	900,000	3,150,000

The following sets forth the aggregate number of PSUs our NEOs would earn, assuming achievement of the Target level of performance of all the TSR and CAGR Performance Goals over the Performance Period:

Name	Target Number of PSUs

Trevor Baldwin	81,054

Bradford Hale	36,474

Daniel Galbraith	36,474

John Valentine(1)	36,474

Kris Wiebeck(1)	36,474

(1)	Refer to “Overview of 2023 Compensation Framework”—“Retirement Compensation” for details of Messrs. Valentine and Wiebeck retirement agreements.

Restrictive Covenants

Each of our NEOs is subject to non-competition, Client and Colleague non-solicitation and confidentiality restrictions.

Other Compensation

Employee Benefits and Perquisites

We do not provide a defined benefit pension plan for our Colleagues, and we do not maintain any nonqualified deferred compensation plans (such as SERPs). We maintain a qualified defined contribution plan (the “401(k) Plan”) sponsored by BRP Colleague Inc., an indirect subsidiary of the Company, under which Colleagues, including our NEOs, are eligible to receive matching contributions.

The Company provides health and other welfare benefits to remain competitive in hiring and retaining Colleagues. Our NEOs are eligible to participate in these benefit plans on the same terms and conditions as all other Colleagues. We do not provide any special or enhanced health or other welfare benefits to our NEOs. In connection with the retirement of John Valentine and Kris Wiebeck, the Company agreed to pay a portion of the monthly COBRA health insurance coverage for 12 months following their retirement.

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide material perquisites to our NEOs. We pay for the cost of tax preparation services to our NEOs in their capacity as BRP LLC Members.

Baldwin Risk Partners LLC Units

Certain management incentive units (“MIUs”) were granted by BRP to each of our NEOs prior to the Company’s initial public offering, and as a result of a recapitalization of such MIUs in connection with our initial public offering, such NEOs acquired LLC Units (and an equivalent number of shares of our Class B common stock). The LLC Units, together with the shares of our Class B common stock, are exchangeable on a one-to-one basis into shares of our Class A common stock. All the NEOs LLC Units, which contained identical vesting conditions to the original MIU issuances, were vested prior to December 31, 2023.

Tax and Accounting Considerations

In setting compensation for our NEOs, the Compensation Committee considers the deductibility of compensation under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation that we pay to certain covered employees, including our NEOs, to $1,000,000 in any year. The Compensation Committee believes that our interests and those of our shareholders are best served by providing competitive levels of compensation, even if not fully tax-deductible.

Compensation Risk Assessment

The Compensation Committee believes that the design, implementation and governance of our executive compensation program are consistent with high standards of risk management. Our executive compensation program reflects an appropriate mix of compensation elements, balancing short-term and long-term performance objectives, cash and equity compensation, and risks and rewards.

•

The compensation framework used for making compensation decisions is multi-faceted as it incorporates multiple metrics over varying time periods and is subject to the application of informed judgment by the Compensation Committee.

•

To further ensure that the interests of our NEOs are aligned with those of our shareholders, a significant portion of executive officer long-term incentive compensation is awarded as equity subject to vesting requirements. PSUs typically cliff-vest and settle after a three-year period based on achievement of applicable performance goals at the end of a three-year period.

•	Executives are expected to meet the applicable stock ownership guidelines described under “Our Board of Directors and Director Nominees”—“Stock Ownership Guidelines.”

•	Incentive compensation is subject to the Clawback Policy described under “Our Board of Directors and Director Nominees”—“Clawback Policy.”

Based on these features, we believe our executive compensation program effectively (i) ensures that our compensation opportunities do not encourage excessive risk taking, (ii) keeps our NEOs focused on the creation of long-term, sustainable value for our shareholders and (iii) provides competitive and appropriate levels of compensation over time.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2023 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of BRP Group, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than as expressly described above.

Respectfully submitted,

Ellyn Shook, Chair

Jay Cohen

Chris Sullivan

Myron Williams

Compensation Tables

Summary Compensation Table

The below summary compensation table contains compensation paid to our NEOs during the years ended December 31, 2023, 2022 and 2021.

Name and Position	Year	Salary ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Trevor Baldwin	2023	400,000	3,828,490	2,169,600	—	6,398,090

Chief Executive Officer	2022	400,000	2,453,920	1,898,400	—	4,752,320

	2021	400,000	1,344,981	1,701,000	—	3,445,981

Bradford Hale(4)	2023	300,000	1,722,798	1,122,600	20,000	3,165,398

Chief Financial Officer	2022	295,577	1,051,634	767,532	18,200	2,132,943

	2021	300,000	1,488,192	549,000	14,000	2,351,192

Daniel Galbraith	2023	300,000	1,722,798	1,104,600	21,500	3,148,898

President, BRP and Chief Executive Officer, Retail Brokerage Operations	2022	295,577	1,051,634	805,107	20,100	2,172,418

	2021	300,000	806,942	556,250	15,500	1,678,692

John Valentine(5)	2023	300,000	3,616,004	—	4,017,200	7,933,204

Former Chief Partnership Officer	2022	300,000	1,051,634	818,133	19,300	2,189,067

	2021	300,000	806,942	573,750	14,000	1,694,692

Kris Wiebeck(6)	2023	300,000	3,616,004	—	4,029,750	7,945,754

Former Chief Strategy Officer	2022	300,000	1,051,634	805,107	20,800	2,177,541

	2021	300,000	806,942	586,429	16,000	1,709,371

(1)

For 2023, the amounts shown for Messrs. Baldwin, Hale and Galbraith represent the grant date fair value of PSUs (with a performance period of January 1, 2023 to December 31, 2025) awarded to our NEOs under the LTIP, as follows: Mr. Baldwin—81,054 PSUs; Mr. Hale—36,474 PSUs; and Mr. Galbraith—36,474. For 2023, the amounts shown for Messrs. Valentine and Wiebeck represent the grant date fair value of PSUs and RSAs awarded under the LTIP, including the effect of repricing all awards previously granted under the LTIP in connection with their respective retirement agreements, as follows for each of them: 15,352 repriced PSUs (with a performance period of January 1, 2021 to December 31, 2023); 21,396 repriced PSUs (with a performance period of January 1, 2022 to December 31, 2024); 36,474 issued and 36,474 repriced PSUs (with a performance period of January 1, 2023 to December 31, 2025); 3,069 repriced RSAs (vesting ratably over three years); and 5,652 repriced RSAs (vesting ratably over four years). The original grant date fair value of PSU awards issued under the 2023 LTIP was $1.72 million to each of Messrs. Valentine and Wiebeck. The incremental fair value of the repriced PSU and RSA awards issued in connection with Messrs. Valentine and Wiebeck’s retirement was $1.89 million to each of them. For 2022, the amounts shown represent the grant date fair value of PSUs (with a performance period of January 1, 2022 to December 31, 2024) and RSAs (vesting ratably over 5 years) awarded to our NEOs under the LTIP, as follows: Mr. Baldwin—49,926 PSUs and 16,486 RSAs; Mr. Hale—21,396 PSUs and 7,065 RSAs; Mr. Galbraith—21,396 PSUs and 7,065 RSAs; Mr. Valentine—21,396 PSUs and 7,065 RSAs; and Mr. Wiebeck—21,396 PSUs and 7,065 RSAs. For 2021, the amounts shown represent the grant date fair value of PSUs (with a performance period of January 1, 2021 to December 31, 2023) and RSAs (vesting ratably over 5 years) awarded to our NEOs under the LTIP, as follows: Mr. Baldwin—25,588 PSUs and 8,529 RSAs; Mr. Hale—15,352 PSUs and 5,117 RSAs; Mr. Galbraith—15,352 PSUs and 5,117 RSAs; Mr. Valentine—15,352 PSUs and 5,117 RSAs; and Mr. Wiebeck—15,352 PSUs and 5,117 RSAs. In addition, for 2021, the amounts shown for Mr. Hale include the grant date fair value of 25,000 RSAs awarded in conjunction with his promotion. For a discussion of valuation assumptions used to determine the grant date fair value of these awards, see Note 15 to our audited consolidated financial statements for the year ended December 31, 2023 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2024.

(2)

For 2023, the amounts shown represent the dollar value of bonuses in respect of 2023 performance paid to our NEOs in 2024 in fully vested shares of our Class A common stock issued under our Omnibus Plan as follows: Mr. Baldwin—73,917 shares; Mr. Hale—38,246 shares; and Mr. Galbraith—37,633 shares. For 2022, the amounts shown represent the dollar value of bonuses in respect of 2022 performance paid to our NEOs in 2023, which was paid 100% in fully vested shares of our Class A common stock issued under our

Omnibus Plan, as follows: Mr. Baldwin—76,938 shares; Mr. Hale—31,106 shares; Mr. Galbraith—32,629 shares; Mr. Valentine—33,157 shares; and Mr. Wiebeck—32,629 shares. For 2021, the amounts shown represent the dollar value of bonuses in respect of 2021 performance paid to our NEOs in 2022, which was paid 50% in cash and 50% in fully vested shares of our Class A common stock issued under our Omnibus Plan, as follows: Mr. Baldwin—$850,500 cash and 32,050 shares; Mr. Hale—$274,500 cash and 10,344 shares; Mr. Galbraith—$278,125 cash and 10,480 shares; Mr. Valentine—$286,875 cash and 10,810 shares; and Mr. Wiebeck—$293,214 cash and 11,049 shares.

(3)

For 2023, the amounts shown represent (i) tax preparation services paid for by BRP on behalf of Messrs. Hale, Galbraith, Valentine and Wiebeck (in their capacity as BRP LLC Members) in respect of 2022 taxes at a cost of $8,000, $9,500, $10,000 and $29,750 respectively; (ii) matching contributions under our 401(k) Plan for Messrs. Hale, Galbraith and Valentine of $12,000, $12,000 and $7,200, respectively; (iii) severance compensation in connection to the retirements of Messrs. Valentine and Wiebeck of $2,560,000 each; and (iii) compensation in lieu of 2023 bonuses in connection to the retirements of Messrs. Valentine and Wiebeck of $1,440,000 each.

(4)	Mr. Hale was appointed as our Chief Financial Officer effective April 1, 2021. Prior to that, Mr. Hale served as our Chief Accounting Officer.

(5)	Mr. Valentine retired from his role as our Chief Partnership Officer effective December 31, 2023.

(6)	Mr. Wiebeck retired from his role as our Chief Strategy Officer effective December 31, 2023.

Grants of Plan Based Awards for Fiscal Year 2023

The following table provides information regarding all incentive and stock awards we granted to our NEOs for 2023:

		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock
Name	Grant date							awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Trevor Baldwin

2023 Annual Bonus		600,000	1,200,000	3,600,000

PSU	2/22/2023				40,527	81,054	283,694		3,828,490

Bradford Hale

2023 Annual Bonus		300,000	600,000	1,800,000

PSU	2/22/2023				18,237	36,474	127,661		1,722,798

Daniel Galbraith

2023 Annual Bonus		300,000	600,000	1,800,000

PSU	2/22/2023				18,237	36,474	127,661		1,722,798

John Valentine(2)

2023 Annual Bonus		300,000	600,000	1,800,000

PSU	2/22/2023				18,237	36,474	127,661		1,722,798

PSU	11/3/2023				36,610	73,222	219,534		1,690,617

RSA	11/3/2023							8,721	202,589

Kris Wiebeck(3)

2023 Annual Bonus		300,000	600,000	1,800,000

PSU	2/22/2023				18,237	36,474	127,661		1,722,798

PSU	11/3/2023				36,610	73,222	219,534		1,690,617

RSA	11/3/2023							8,721	202,589

(1)

Represents the grant date fair value of stock awards granted during 2023, calculated in accordance with ASC Topic 718. The grant date fair value of stock awards granted to Messrs. Valentine and Wiebeck represent the repriced awards issued under the LTIP.

(2)

Mr. Valentine retired from his role as our Chief Partnership Officer effective December 31, 2023. This table includes PSU and RSA awards originally issued under the LTIP during fiscal years 2021, 2022 and 2023, which are considered cancelled and reissued to Mr. Valentine in connection with his retirement agreement as follows: 15,352 repriced PSUs (with a performance period of January 1, 2021 to December 31, 2023); 21,396 repriced PSUs (with a performance period of January 1, 2022 to December 31, 2024); 36,474 issued and 36,474 repriced PSUs (with a performance period of January 1, 2023 to December 31, 2025); 3,069 repriced RSAs (vesting ratably over three years); and 5,652 repriced RSAs (vesting ratably over four years).

(3)

Mr. Wiebeck retired from his role as our Chief Strategy Officer effective December 31, 2023. This table includes PSU and RSA awards originally issued under the LTIP during fiscal years 2021, 2022 and 2023, which were cancelled and reissued to Mr. Wiebeck in connection with his retirement agreement as follows: 15,352 repriced PSUs (with a performance period of January 1, 2021 to December 31, 2023); 21,396 repriced PSUs (with a performance period of January 1, 2022 to December 31, 2024); 36,474 issued and 36,474 repriced PSUs (with a performance period of January 1, 2023 to December 31, 2025); 3,069 repriced RSAs (vesting ratably over three years); and 5,652 repriced RSAs (vesting ratably over four years).

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table provides information on the holdings of unvested stock awards by our NEOs at December 31, 2023.

Name		Stock Awards
	Type of Equity	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)

Trevor Baldwin	RSA	—		—	18,305	(2)	439,686

	PSU	—		—	202,697	(3)	4,868,782

Bradford Hale	RSA	25,000	(4)	600,500	8,721	(5)	209,478

	PSU	—		—	89,822	(6)	2,157,524

Daniel Galbraith	RSA	—		—	8,721	(5)	209,478

	PSU	—		—	89,822	(6)	2,157,524

John Valentine(7)	RSA	—		—	8,721	(5)	209,478	(9)

	PSU	—		—	89,822	(6)	2,157,524	(9)

Kris Wiebeck(8)	RSA	—		—	8,721	(5)	209,478	(9)

	PSU	—		—	89,822	(6)	2,157,524	(9)

(1)	The amounts shown are based on the closing market price of our Class A common stock on December 31, 2023, which was $24.02 per share.
(2)

These RSAs vest subject to Mr. Baldwin’s continued employment as follows: (i) 1,706 vested on March 15, 2024 with the remaining 3,411 to vest in equal annual installments over two years beginning March 15, 2025 and (ii) 3,297 vested on March 15, 2024 with the remaining 9,891 to vest in equal annual installments over three years beginning March 15, 2025.

(3)

Of these PSUs, (i) 14,978 have a performance period of January 1, 2022 to December 31, 2024 and represent payouts at the threshold performance level (50% of target awards); (ii) 49,925 have a performance period of January 1, 2022 to December 31, 2024 and represent payouts at the superior performance level (250% of target awards); (iii) 24,316 have a performance period of January 1, 2023 to December 31, 2025 and represent payouts at the threshold performance level (50% of target awards); and (iv) 113,478 have a performance period of January 1, 2023 to December 31, 2025 and represent payouts at the superior performance level (350% of target awards). The number of PSUs that are earned following the end of the performance period will vest, subject to Mr. Baldwin’s continued employment, on March 15, 2025, March 15, 2025, March 15, 2026 and March 15, 2026, respectively.

(4)	These RSAs vest on April 1, 2026 subject to Mr. Hale’s continued employment through the vesting date.
(5)

These RSAs vest subject to the NEO’s continued employment (except as it pertains to Messrs. Valentine and Wiebeck’s RSAs) as follows: (i) 1,023 vested on March 15, 2024 with the remaining 2,046 to vest in equal annual installments over two years beginning March 15, 2025 and (ii) 1,413 vested on March 15, 2024 with the remaining 4,239 to vest in equal annual installments over three years beginning March 15, 2025.

(6)

Of these PSUs, (i) 6,420 have a performance period of January 1, 2022 to December 31, 2024 and represent payouts at the threshold performance level (50% of target awards); (ii) 21,395 have a performance period of January 1, 2022 to December 31, 2024 and represent payouts at the superior performance level (250% of target awards); (iii) 10,942 have a performance period of January 1, 2023 to December 31, 2025 and represent payouts at the threshold performance level (50% of target awards); and (iv) 51,065 have a performance period of January 1, 2023 to December 31, 2025 and represent payouts at the superior performance level (350% of target awards). The number of PSUs that are earned following the end of the performance period will vest, subject to the NEO’s continued employment (except as it pertains to Messrs. Valentine and Wiebeck’s PSUs), on March 15, 2025, March 15, 2025, March 15, 2026 and March 15, 2026, respectively.

(7)	Mr. Valentine retired from his role as our Chief Partnership Officer effective December 31, 2023.
(8)	Mr. Wiebeck retired from his role as our Chief Strategy Officer effective December 31, 2023.
(9)	The repricing of Messrs. Valentine and Wiebeck’s RSA and PSU awards does not have an effect on the market value of the shares disclosed in this table.

Options Exercised and Stock Vested for Fiscal Year 2023

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Trevor Baldwin	81,942	2,011,090

Bradford Hale	48,562	1,162,593

Daniel Galbraith	259,487	6,088,997

John Valentine(2)	225,901	5,581,209

Kris Wiebeck(3)	35,066	859,988

(1)

Calculated as the aggregate dollar amount realized upon the vesting of RSAs and/or LLC Units, determined by multiplying the number of shares/LLC Units acquired on vesting by the closing market price of our Class A common stock on the respective vesting dates.

(2)	Mr. Valentine retired from his role as our Chief Partnership Officer effective December 31, 2023.
(3)	Mr. Wiebeck retired from his role as our Chief Strategy Officer effective December 31, 2023.

Equity Compensation Plans

BRP Group, Inc. Omnibus Incentive Plan

The purpose of the Omnibus Plan is to motivate and reward Colleagues and other individuals to perform at the highest level and contribute significantly to our success, thereby furthering the best interests of our shareholders. The Omnibus Plan provides for the grant of nonqualified stock options, stock appreciation rights (“SARs”), RSAs, restricted stock unit awards (“RSUs”), other performance awards (including performance-based RSUs such as PSUs issued in connection with our LTIP), and other cash-based awards and other share-based awards.

BRP Group, Inc. Partnership Inducement Award Plan

The purpose of the BRP Group, Inc. Partnership Inducement Award Plan (the “Inducement Plan”) to motivate and reward new Colleagues who join the Company, primarily through Partnerships, to perform at the highest level and contribute significantly to the Company’s success, thereby furthering the best interests of the Company and its shareholders. The Inducement Plan permits the grant of stock options (both nonqualified and incentive stock options), SARs, RSAs, RSUs, performance awards, other cash-based awards and other share-based awards. Such awards have a minimum vesting period of one year.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information regarding the Omnibus Plan and the Inducement Plan on December 31, 2023.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (#)

Equity compensation plans approved by security holders

Omnibus Plan	—	—	1,385,732	(1)(2)

Equity compensation plans not approved by security holders

Inducement Plan	—	—	1,626,454

Total	—	—	3,012,186

(1)	Includes a reserve for the maximum number of shares of Class A common stock that may be earned through the applicable performance periods associated with PSUs awards existing at December 31, 2023.

(2)

Pursuant to Section 5 of the Omnibus Plan, the total number of shares of Class A common stock available for issuance under the Omnibus Plan shall be increased on the first day of each Company fiscal year in an amount equal to the lesser of (i) 2% of outstanding common stock of the Company (including both Class A common stock and Class B common stock) on the last day of the immediately preceding fiscal year and (ii) such number of shares as determined by the Board in its discretion.

Employment Agreements

We have entered into employment agreements with each of our NEOs. Additional information regarding the employment arrangements and compensation agreements of each NEO is set forth directly below.

Trevor Baldwin

Chief Executive Officer

The Company entered into an employment agreement with Mr. Baldwin, effective October 28, 2019, with a term beginning on that date to serve as our Chief Executive Officer. Under this agreement, Mr. Baldwin is entitled to an annual salary of $400,000 and is eligible for an annual bonus as determined by the Compensation Committee, which may be settled in a combination of cash and equity awards at the Compensation Committee’s sole discretion. Mr. Baldwin is eligible to participate in the Omnibus Plan on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Compensation Committee in its sole discretion.

Bradford Hale

Chief Financial Officer

The Company entered into an employment agreement with Mr. Hale, effective October 28, 2019, to serve as the Company’s Chief Accounting Officer, then subsequently amended on April 1, 2021, with a term beginning on that date, to serve as our Chief Financial Officer. Under this agreement, Mr. Hale is entitled to an annual salary of $300,000 and is eligible for an annual bonus as determined by the Compensation Committee, which may be settled in a combination of cash and equity awards at the Compensation Committee’s sole discretion. Mr. Hale is eligible to participate in the Omnibus Plan on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Compensation Committee in its sole discretion.

Kris Wiebeck

Chief Strategy Officer

The Company entered into an employment agreement with Mr. Wiebeck, effective October 28, 2019, to serve as the Company’s Chief Financial Officer, then subsequently amended on April 1, 2021, to serve as our Chief Strategy Officer. Under this agreement, Mr. Wiebeck was entitled to an annual salary of $300,000 and was eligible for an annual bonus as determined by the Compensation Committee, which could be settled in a combination of cash and equity awards at the Compensation Committee’s sole discretion. Mr. Wiebeck was eligible to participate in the Omnibus Plan on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Compensation Committee in its sole discretion. Effective as of December 31, 2023, Mr. Wiebeck retired from his position as Chief Strategy Officer. Refer to “Overview of 2023 Compensation Framework”—“Retirement Compensation” for details of Mr. Wiebeck’s retirement agreement and related compensation.

Daniel Galbraith

President, BRP and Chief Executive Officer, Retail Brokerage Operations

The Company entered into an employment agreement with Mr. Galbraith, effective October 28, 2019, with a term beginning on that date to serve as our Chief Operating Officer. Under this agreement, Mr. Galbraith is entitled to an annual salary of $300,000 and is eligible for an annual bonus as determined by the Compensation Committee, which may be settled in a combination of cash and equity awards at the Compensation Committee’s sole discretion. Mr. Galbraith is eligible to participate in the Omnibus Plan on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Compensation Committee in its sole discretion. Mr. Galbraith was promoted to President, BRP and Chief Executive Officer, Retail Brokerage Operations in January 2024 without an amendment to his employment agreement.

John Valentine

Chief Partnership Officer

The Company entered into an employment agreement with Mr. Valentine, effective October 28, 2019, with a term beginning on that date to serve as our Chief Partnership Officer. Under this agreement, Mr. Valentine was entitled to an annual salary of $300,000 and was eligible for an annual bonus as determined by the Compensation Committee, which could be settled in a combination of cash and equity awards at the Compensation Committee’s sole discretion. Mr. Valentine was eligible to participate in the Omnibus Plan on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Compensation Committee in its sole discretion. Effective as of December 31, 2023, Mr. Valentine retired from his position as Chief Partnership Officer. Refer to “Overview of 2023 Compensation Framework”—“Retirement Compensation” for details of Mr. Valentine’s retirement agreement and related compensation.

Potential Payments Upon Termination or Change in Control

Our NEOs, excluding Kris Wiebeck and John Valentine, are entitled to certain payments and/or other benefits upon qualifying terminations of employment and/or a change in control of the Company.

None of our NEOs are entitled to enhanced salary, cash bonuses, cash severance, commissions or other cash compensation of any kind in connection with a change in control, but are eligible for certain acceleration of vesting of equity awards in connection with a change in control.

With regard to PSUs granted under our LTIP, in the event of a change in control (as defined in the Omnibus Plan) on or prior to the last day of the Performance Period, performance with respect to the Performance Goals will be determined in good faith by the Compensation Committee. The PSU awards, to the extent earned, will remain outstanding thereafter and will vest subject to the executive’s continued employment through the vesting date. If the executive’s employment is terminated by the Company without cause within 12 months following the change in control, subject to the executive officer’s execution and non-revocation of a release of claims, the PSU awards, to the extent earned, will fully vest.

With regard to RSAs granted under our LTIP, if the executive’s employment is terminated by the Company without cause or, if applicable, by the executive officer for good reason, within 12 months following a change in control, subject to the executive officer’s execution and non-revocation of a release of claims, unvested shares subject to outstanding RSAs will fully vest.

For such purposes, “change in control” generally means (i) any person or entity (with limited exceptions) is (or becomes, during any 12-month period) the beneficial owner of 50% or more of the total voting power of the stock of the Company; (ii) the replacement of more than 50% of the members of our Board of Directors during any 12-month period; (iii) the consummation of a merger or consolidation of the Company with another entity, or the issuance of voting securities in connection with the merger or consolidation of the Company with any other entity (unless (x) the Company’s voting securities outstanding immediately prior to such transaction continue to represent at least 50% of the total voting power of the stock of the successor or surviving corporation (or its parent) or (y) the merger or consolidation is effected to implement a recapitalization (or similar transaction) and no person or entity is or becomes the beneficial owner of 50% or more of either the Company’s then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities); or (iv) the sale or disposition of all or substantially all of the Company’s assets in which any person or entity acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or entity) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the Company’s assets immediately prior to such acquisition(s).

The table below sets forth the estimated value each NEO would have received with respect to the accelerated vesting of equity-based awards had a change in control and a qualifying termination of employment (as described above) occurred on December 31, 2023, determined based on the closing price per share of our Class A common stock as of December 31, 2023 and the calculated performance of PSU metrics as of December 31, 2023.

Name	Qualifying Termination Upon a Change in Control ($)(1)

Trevor Baldwin

RSAs	439,686

PSUs	3,730,234	(2)

Bradford Hale

RSAs	209,478

PSUs	1,652,888	(2)

Daniel Galbraith

RSAs	209,478

PSUs	1,652,888	(2)

(1)	The amounts shown are based on the closing market price of our Class A common stock on December 31, 2023, which was $24.02 per share.
(2)

The PSU award agreements provide that, upon a change in control, the Compensation Committee will determine, in good faith, the performance achieved and the related number of shares that will vest. The amounts shown utilize TSR calculations provided by FW Cook to estimate the level of awards the Board would have determined to have been achieved at December 31, 2023.

Effective as of December 31, 2023, John Valentine and Kris Wiebeck retired from their positions as Chief Partnership Officer and Chief Strategy Officer, respectively, under mutual agreements with the Company. Messrs. Valentine and Wiebeck each received $2.56 million of severance compensation and $1.44 million representing early payment of the 2023 bonus otherwise payable under the Company’s 2023 annual incentive plan in respect of 2023 performance. The agreements permit the continued vesting of RSAs and PSUs previously granted to Messrs. Valentine and Wiebeck under the LTIP, in each case, subject to all other conditions of the award agreements, with the exception only of Messrs. Valentine and Wiebeck’s continued employment following the retirement date. The value of RSAs determined to have been achieved by each of Messrs. Valentine and Wiebeck was approximately $0.2 million at December 31, 2023. The PSU award agreements provide that, upon a change in control, the Compensation Committee will determine, in good faith, the performance achieved and the related number of shares that will vest. We estimate the value of PSUs the Board would have determined to have been achieved by each of Messrs. Valentine and Wiebeck at December 31, 2023, based on the closing market price of our Class A common stock of $24.02 per share and utilizing TSR calculations provided by FW Cook, to be approximately $1.65 million.

Pay Versus Performance
Pay Versus Performance Table
The following pay versus performance table contains information regarding compensation paid to our principal executive officer (“PEO”) and our other NEOs during the years ended December 31, 2023, 2022, 2021 and 2020 (to the extent they served as our NEOs for such years), our total shareholder return and that of our peer group, and other measures of BRP Group’s performance.

			Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non- PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss)	Organic Revenue Growth (7)
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)			Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)

2023	$ 6,398,090	$ 3,745,445	$ 5,548,314	$ 3,040,128	$ 149.66	$ 158.02	$ (164,019,000)	19%

2022	4,752,320	3,795,606	2,167,992	(691,351)	156.64	144.45	(76,748,000)	23%

2021	3,445,981	3,913,812	1,858,487	3,261,901	224.99	147.05	(58,120,000)	22%

2020	1,124,000	1,124,000	1,197,355	6,792,375	186.73	106.87	(29,885,000)	16%

(1)
Summary compensation table total for PEO amounts represent those reported for Trevor Baldwin. our Chief Executive Officer, for each of the corresponding years in the “Total” column of the Summary Compensation Table.

(2)
Compensation actually paid to PEO represents that of Mr. Baldwin, which is computed in accordance with Item 402(v) of Regulation
S-K
and does not reflect total compensation actually realized or received. Compensation actually paid to PEO is calculated as follows for each of the years presented. Equity values are calculated in accordance with ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Calculation of Compensation Actually Paid to PEO	2023	2022	2021	2020

Summary Compensation Table Total	$6,398,090	$4,752,320	$3,445,981	$1,124,000

Less: value of Stock Awards per the Summary Compensation Table	(3,828,490)	(2,453,920)	(1,344,981)	—

Plus: year-end fair value of awards granted in covered fiscal year that are unvested at year-end	2,546,549	2,291,676	1,812,812	—

Plus or minus: covered year change in fair value of awards granted in prior years that are unvested at year-end	(553,618)	(775,704)	—	—

Plus or minus: change in fair value from vest date of awards granted in prior years that vest in the covered fiscal year	(13,111)	(18,766)	—	—

Less: prior year-end fair value of awards granted in prior years that failed to meet vesting in the covered fiscal year	(803,975)	—	—	—

Compensation Actually Paid to PEO	$3,745,445	$3,795,606	$3,913,812	$1,124,000

(3)
Average summary compensation table total for
Non-PEO
NEOs is calculated as (i) the average summary compensation table total amounts for Messrs. Hale, Galbraith, Valentine and Wiebeck for 2023, 2022 and 2021 and (ii) the average summary compensation table total amounts for Messrs. Galbraith, Valentine and Wiebeck for 2020; Mr. Hale’s 2020 compensation is not required to be disclosed because 2021 was his first year as an NEO.

(4)
Average compensation actually paid to
Non-PEO
NEOs is calculated as (i) the average amounts paid to Messrs. Hale, Galbraith, Valentine and Wiebeck for 2023, 2022 and 2021 and (ii) the average amounts paid to Messrs. Galbraith, Valentine and Wiebeck for 2020; Mr. Hale’s 2020 compensation is not required to be disclosed because 2021 was his first year as an NEO. Compensation actually paid to non-PEO
NEOs is computed in accordance with Item 402(v) of Regulation
S-K
and does not reflect total compensation actually realized or received. Compensation actually paid to non-PEO
NEOs is calculated as follows for each of the years presented. Equity values are calculated in accordance with ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Calculation of Compensation Actually Paid to Non-PEO NEOs	2023	2022	2021	2020

Summary Compensation Table Total	$5,548,314	$2,167,992	$1,858,487	$1,197,355

Less: value of Stock Awards per the Summary Compensation Table	(2,669,401)	(1,051,634)	(977,255)	—

Plus: year-end fair value of awards granted in covered fiscal year that are unvested at year-end	1,485,366	982,104	1,313,314	—

Plus or minus: covered year change in fair value of awards granted in prior years that are unvested at year-end	(245,240)	(1,712,535)	1,319,326	5,773,023

Plus or minus: change in fair value from vest date of awards granted in prior years that vest in the covered fiscal year	(137,999)	(1,077,278)	(251,971)	(178,003)

Less: prior year-end fair value of awards granted in prior years that failed to meet vesting in the covered fiscal year	(940,912)	—	—	—

Compensation Actually Paid to Non-PEO NEOs	$3,040,128	$(691,351)	$3,261,901	$6,792,375

(5)	Total shareholder return represents that of the Company, assuming $100 was invested on December 31, 2019.
(6)	Peer group total shareholder return represents that of the S&P Composite 1500 Insurance Brokers Index, assuming $100 was invested on December 31, 2019.
(7)
Organic revenue is calculated as commissions and fees for the relevant period, excluding the first twelve months of commissions and fees generated from new Partners. Organic revenue growth is the change in organic revenue period-to-period,
with prior period results adjusted to include commissions and fees that were excluded from organic revenue in the prior period because the relevant Partners had not yet reached the twelve-month owned mark, but which have reached the twelve-month owned mark in the current period. Refer to the Appendix to this Proxy Statement for reconciliations of non-GAAP
financial measures to comparable GAAP financial measures.

Pay Versus Performance Graphs
The following graphs display the
relationships
for
compensation
actually
paid to PEO (“PEO
CAP
”) and average
compensation
actually paid to
non-PEO
NEOs (“NEO CAP”) versus TSR, net income (loss) and organic growth for the years ended December 31, 2020, 2021, 2022 and 2023.

Financial Performance Measures
As previously discussed under the “Compensation Discussion and Analysis,” pay for performance is our guiding principle. The measures used by the Company for both long-term and short-term incentive awards have been selected because the Compensation Committee believes they incentivize our executive officers to make business decisions that align with the long-term interests of our shareholders. The most important financial performance measures used to link compensation actually paid to our NEOs for 2023 are as follows:

Most Important Measures in Determining NEO Pay

Organic revenue growth

Adjusted EBITDA / adjusted EBITDA growth

Adjusted diluted EPS / adjusted diluted EPS growth

Relative TSR

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation

S-K,

we are providing the ratio of the annual total compensation of Trevor Baldwin, our Chief Executive Officer (“CEO”), to the annual total compensation of the median compensated Colleague (excluding Mr.
Baldwin
). For 2023, Mr. Baldwin’s total compensation was $6,398,090, as reported for 2023 in the “Total” column in the Summary Compensation Table, and the annual total compensation of our median compensated Colleague was $66,630. The ratio between these two amounts was 96 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) and the methodology described below. Because the SEC rules for identifying the median compensated Colleague and calculating the pay ratio based on that Colleague’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
We determined there was no change in our employee population or employee compensation arrangements during the last completed fiscal year that we believe would significantly impact the pay ratio disclosure for 2023. Accordingly, we used the same median employee we identified in 2022 for purposes of calculating our pay ratio disclosure for fiscal year 2023.
As of December 31, 2022, our total Colleague population consisted of approximately 3,800 individuals, and we used 2022 gross taxable income as set forth in our payroll data from these individuals to determine our median Colleague. We calculated the annual total compensation of our median Colleague for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation

S-K,

which is consistent with the methodology used to calculate the annual total compensation of our CEO, as reported for 2023 in the “Total” column of the Summary Compensation Table.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information as of the Record Date of April 8, 2024 (unless otherwise indicated) regarding the beneficial ownership of the Company’s Class A common stock and Class B common stock by (i) each director and director nominee, (ii) each named executive officer, and (iii) all current directors and executive officers as a group. As of April 8, 2024, 117,567,667 shares of BRP Group’s common stock were issued and outstanding, consisting of 65,945,475 shares of Class A common stock and 51,622,192 shares of Class B common stock.

Subject to the terms of the Amended LLC Agreement, Class B common stock can be exchanged (together with a corresponding number of LLC Units) for shares of Class A common stock on a one-for-one basis, subject to certain restrictions, and the shares of Class B common stock will be cancelled on a one-for-one basis with the redemption or exchange. Beneficial ownership of shares of our Class A common stock reflected in this table does not include beneficial ownership of shares of our Class A common stock for which such LLC Units may be redeemed or exchanged.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable upon the vesting of restricted stock units within 60 days of April 8, 2024. Unless otherwise indicated, the address for each listed shareholder is: c/o 4211 W. Boy Scout Boulevard. Suite 800, Tampa, Florida 33607. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Combined Voting Power(3)
Name of Beneficial Owner	Number	Percentage(1)	Number	Percentage(2)

Directors and executive officers

Lowry Baldwin(4)	235,765	*	21,523,291	41.7%	18.5%

Trevor Baldwin(5)	93,956	*	2,117,388	4.1%	1.9%

Kris Wiebeck(6)	22,035	*	1,499,332	2.9%	1.3%

John Valentine(7)	93,222	*	1,309,169	2.5%	1.2%

Daniel Galbraith(8)	32,166	*	1,376,592	2.7%	1.2%

Bradford Hale(9)	118,131	*	120,171	*	*

Jay Cohen	11,463	*	—	*	*

Joseph Kadow(10)	17,440	*	—	*	*

Barbara Matas	12,440	*	—	*	*

Sathish Muthukrishnan	3,094	*	—	*	*

Sunita Parasuraman	7,285	*	—	*	*

Ellyn Shook	7,285	*	—	*	*

Chris Sullivan	94,124	*	—	*	*

Myron Williams	7,285	*	—	*	*

All directors and executive officers as a group (15 persons)	719,596	1.1%	22,960,077	44.5%	20.1%

*	Represents less than 1% of the issued and outstanding shares of BRP Group’s common stock as of April 8, 2024.
(1)	Calculated as the number of shares of Class A common stock beneficially owned, divided by the number of shares of Class A common stock issued and outstanding of 65,945,475 as of April 8, 2024.
(2)	Calculated as the number of shares of Class B common stock beneficially owned, divided by the number of shares of Class B common stock issued and outstanding of 51,622,192 as of April 8, 2024.

(3)	Calculated as the sum of the number of shares of common stock beneficially owned, divided by the number of shares of common stock issued and outstanding of 117,567,667 as of April 8, 2024.
(4)

Lowry Baldwin’s Class A common stock consists of 235,765 shares beneficially owned by the Voting Group (as defined below). Lowry Baldwin’s Class B common stock consists of 13,274,090 shares beneficially owned by BIGH, an entity controlled by Lowry Baldwin, and an additional 8,249,201 shares beneficially owned by the Voting Group. The “Voting Group” is a group comprised of Lowry Baldwin, our Board Chair; BIGH, an entity controlled by Lowry Baldwin; Elizabeth Krystyn; Laura Sherman; Trevor Baldwin, our Chief Executive Officer; Daniel Galbraith, President, BRP and Chief Executive Officer, Retail Brokerage Operations; Bradford Hale, our Chief Financial Officer; and certain trusts established by such individuals who are party to a voting agreement, as amended, with Lowry Baldwin, our Board Chair, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each such person and trust party thereto will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. As a result, Lowry Baldwin has shared voting power over 235,765 shares of Class A common stock and 8,249,201 shares of Class B common stock beneficially owned by the Voting Group.

(5)

Trevor Baldwin’s Class A common stock consists of 66,280 shares beneficially owned directly by Trevor Baldwin and 27,676 shares beneficially owned by the TLB 2020 Trust, of which Trevor Baldwin is the sole trustee. Trevor Baldwin’s Class B common stock consists of 2,117,388 shares beneficially owned by the TLB 2020 Trust. As a member of the Voting Group, Trevor Baldwin has shared voting power over the shares of Class A common stock and Class B common stock that he beneficially owns. Excludes the shares indirectly held by Trevor Baldwin through his ownership interest in BIGH, an entity controlled by Trevor Baldwin’s father, Lowry Baldwin.

(6)

Mr. Wiebeck’s Class A common stock consists of 20,035 shares beneficially owned directly by Mr. Wiebeck, 1,000 shares beneficially owned by the Kristopher A. Wiebeck Roth IRA and 1,000 shares beneficially owned by the Kristopher A. Wiebeck IRA. Mr. Wiebeck’s Class B common stock consists of 1,113,367 shares beneficially owned by the Kristopher A. Wiebeck Revocable Trust dated September 4, 2014 (the “Wiebeck Trust”), of which Mr. Wiebeck is the sole trustee, and 385,965 shares beneficially owned by the Kristopher A. Wiebeck 2019 Irrevocable Trust dated August 28, 2019, of which Mr. Wiebeck’s spouse, Melissa E. Wiebeck, is the sole trustee. Subsequent to the Record Date, the 1,113,367 shares of Class B common stock held by the Wiebeck Trust were pledged as a security.

(7)

Mr. Valentine’s Class B common stock consists of 913,709 shares beneficially owned by the John A. Valentine Revocable Trust dated March 20, 2023, of which Mr. Valentine is the sole trustee, and 395,460 shares beneficially owned by the John A. Valentine 2019 Irrevocable Trust dated September 27, 2019, of which Mr. Valentine’s spouse, Sarah Valentine, is the sole trustee.

(8)

Mr. Galbraith’s Class B common stock consists of 1,365,244 shares beneficially owned by the Daniel A. Galbraith Revocable Trust dated July 27, 2020, of which Mr. Galbraith is the sole trustee, and 11,348 shares beneficially owned by the Daniel A. Galbraith 2020 Irrevocable Trust dated August 5, 2020, of which Mr. Galbraith’s spouse, Elizabeth Galbraith, is the sole trustee. As a member of the Voting Group, Mr. Galbraith has shared voting power over the shares of Class A common stock and Class B common stock that he beneficially owns.

(9)

Mr. Hale’s Class A common stock consists of 108,131 shares beneficially owned directly by Mr. Hale and 10,000 shares beneficially owned by the Amy W. Hale Revocable Trust dated July, 28, 2009, of which Mr. Hale’s spouse, Amy W. Hale, is the sole trustee. As a member of the Voting Group, Mr. Hale has shared voting power over the shares of Class A common stock and Class B common stock that he beneficially owns, with the exception of the Class A shares beneficially owned by the Amy W. Hale Revocable Trust dated July 28, 2009.

(10)	Mr. Kadow’s Class A common stock consists of 12,440 shares beneficially owned directly by Mr. Kadow and 5,000 shares beneficially owned by the Joseph J. Kadow Revocable Trust of 2008.

Beneficial Ownership of More Than 5% Owners

The following table sets forth information as of the Record Date of April 8, 2024 (unless otherwise indicated) regarding the beneficial ownership of the Company’s Class A common stock and Class B common stock by each person known to the Company to beneficially own more than 5% of each class of outstanding stock of the Company based solely on the Company’s review of filings with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. As of April 8, 2024, 117,567,667 shares of BRP Group’s common stock were issued and outstanding, consisting of 65,945,475 shares of Class A common stock and 51,622,192 shares of Class B common stock. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Combined Voting Power(3)
Name of Beneficial Owner	Number	Percentage(1)	Number	Percentage(2)

Lowry Baldwin(4)	235,765	0.4%	21,523,291	41.7%	18.5%

FMR LLC(5)	9,608,599	14.6%	—	— %	8.2%

The Villages Invesco, LLC(6)	—	— %	6,263,805	12.1%	5.3%

The Vanguard Group(7)	6,107,277	9.3%	—	— %	5.2%

BlackRock, Inc.(8)	4,612,410	7.0%	—	— %	3.9%

IHC Holdings, Inc.(9)	—	— %	3,857,622	7.5%	3.3%

Champlain Investment Partners, LLC(10)	3,560,690	5.4%	—	— %	3.0%

Macquarie Group Limited and affiliates(11)	3,542,273	5.4%	—	— %	3.0%

Baron Capital Group, Inc. and affiliates(12)	3,260,000	4.9%	—	— %	2.8%

(1)	Calculated as the number of shares of Class A common stock beneficially owned, divided by the number of shares of Class A common stock issued and outstanding of 65,945,475 as of April 8, 2024.
(2)	Calculated as the number of shares of Class B common stock beneficially owned, divided by the amount of Class B common stock issued and outstanding of 51,622,192 as of April 8, 2024.
(3)	Calculated as the sum of the number of shares of common stock beneficially owned, divided by the number of shares of common stock issued and outstanding of 117,567,667 as of April 8, 2024.
(4)

Lowry Baldwin’s Class A common stock consists of 235,765 shares of Class A common stock beneficially owned by the Voting Group. Lowry Baldwin’s Class B common stock consists of 13,274,090 shares beneficially owned by BIGH, an entity controlled by Lowry Baldwin, and an additional 8,249,201 shares beneficially owned by the Voting Group. Lowry Baldwin has shared voting power over 235,765 shares of Class A common stock and 8,249,201 shares of Class B common stock beneficially owned by the Voting Group.

(5)

Based on the Schedule 13G/A filed with the SEC on February 9, 2024 by FMR LLC (“FMR”) and Abigail P. Johnson, a director and the Chairman and the Chief Executive Officer of FMR. According to the Schedule 13G/A, FMR has sole voting power over 9,596,258 shares of Class A common stock and sole dispositive power over 9,608,599 shares of Class A common stock and Abigail P. Johnson has sole dispositive power over 9,608,599 shares of Class A common stock. The business address for FMR is 245 Summer Street, Boston, MA 02210.

(6)

Based in part on the Schedule 13G filed with the SEC on February 18, 2020 by The Villages Invesco LLC (“Invesco”) and Insurance Agencies of The Villages, Inc. (“Insurance Agencies”). According to the Schedule 13G, Invesco has shared voting and dispositive power over 3,077,559 shares of Class B common stock and Insurance Agencies has shared voting and dispositive power over 3,186,246 shares of Class B common stock. Invesco and Insurance Agencies are each 100% owned in equal amounts and jointly controlled by the family trusts of Mark G. Morse, Tracy M. Dadeo, and Jennifer L. Parr, who have full voting and dispositive control over the family trust for which they serve as trustee. The business address for each of the reporting persons is 3619 Kiessel Road, The Villages, FL 32163.

(7)

Based on the Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”). According to the Schedule 13G/A, Vanguard has shared voting power over 112,341 shares of Class A common stock, sole dispositive power over 5,937,971 shares of Class A common stock and shared dispositive power over 169,306 shares of Class A common stock. The business address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(8)

Based on the Schedule 13G/A filed with the SEC on January 26, 2024 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, BlackRock has sole voting power over 4,545,787 shares of Class A common stock and sole dispositive power over 4,612,410 shares of Class A common stock. The business address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(9)

Based on the Schedule 13G filed with the SEC on December 10, 2020 by IHC Holdings, Inc. (“IHC”) and Brian Kapiloff. According to the Schedule 13G, IHC and Brian Kapiloff, president, director and majority owner of IHC, have shared voting and dispositive power over the reported shares of Class B common stock. The business address for IHC is 5151 San Felipe, Suite 2400, Houston, TX 77056.

(10)

Based on the Schedule 13G filed with the SEC on February 13, 2024 by Champlain Investment Partners, LLC (“Champlain”). According to the Schedule 13G, Champlain has sole voting power over 2,633,230 shares of Class A common stock and sole dispositive power over 3,560,690 shares of Class A common stock. The business address for Champlain is 180 Battery Street, Burlington, VT 05401.

(11)

Based on the Schedule 13G filed with the SEC on February 14, 2024 by Macquarie Group Limited (“Macquarie Group”), Macquarie Management Holdings Inc (“Macquarie Holdings”) and Macquarie Investment Management Business Trust (“Macquarie Trust”). According to the Schedule 13G, Macquarie Group is deemed to beneficially own the reported shares of Class A common stock and each of Macquarie Holdings and Macquarie Trust has sole voting and dispositive power over the reported shares of Class A common stock. The business address for Macquarie Group is 50 Martin Place Sydney, New South Wales, Australia. The business address for Macquarie Holdings and Macquarie Trust is 610 Market Street, Philadelphia, PA 19106.

(12)

Based on the Schedule 13G/A filed with the SEC on February 14, 2024 by Baron Capital Group, Inc. (“BCG”), BAMCO INC /NY/ (“BAMCO”), Baron Capital Management, Inc. (“Baron Management”). Ronald Baron, and Baron Small Cap Fund (“Baron Fund”). According to the Schedule 13G/A, (i) BCG, BAMCO and Ronald Baron have shared voting and dispositive power over the reported shares of Class A common stock, (ii) Baron Management has no voting or dispositive power over the reported shares of Class A common stock and (iii) Baron Fund has shared voting and dispositive power over 3,250,000 shares of Class A common stock. The business address for each of the reporting persons is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that each of our directors and executive officers, and any other person who beneficially owns more than 10% percent of our common stock, file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and 10% holders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of such reports and written representations from reporting persons, we believe that during 2023, our directors, officers, and 10% beneficial owners timely complied with all applicable filings, except that:

•	On September 6, 2023, Daniel Galbraith filed a late Form 4 for the sale of 60,316 shares of Class A common stock that occurred on August 29, 2023.

•	On February 2, 2024, Laura Sherman filed a late Form 4 for the sale of 186 shares of Class A common stock that occurred on April 1, 2023.

Audit Committee Matters

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of BRP Group, Inc. (“BRP Group”) under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of BRP Group’s Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available in the “Governance” section of BRP Group’s investor relations website at https://ir.baldwinriskpartners.com/corporate-governance/governance-overview. Management has the primary responsibility for BRP Group’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management BRP Group’s audited financial statements as of and for the year ended December 31, 2023.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, BRP Group’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) and Rule 2-07 of SEC Regulation S-X. In addition, the Audit Committee discussed PricewaterhouseCoopers LLP’s independence with their representative and has received the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB from PricewaterhouseCoopers LLP. Finally, the Audit Committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of BRP Group’s financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that BRP Group’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC. The Audit Committee also approved the engagement of PricewaterhouseCoopers LLP as BRP Group’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and is seeking ratification of this selection by the shareholders.

Audit Committee

Barbara Matas, Chair

Jay Cohen

Joseph Kadow

Sunita Parasuraman

Audit Committee Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, our Audit Committee must review the terms of the proposed engagement and pre-approve the engagement. The Audit Committee may delegate authority to one or more of the members of the Audit Committee to provide these pre-approvals for audit or non-audit services, provided that the person or persons to whom authority is delegated must report the pre-approvals to the full Audit Committee at its next scheduled meeting. Audit Committee pre-approval of non-audit services (other than review and attest services) are not required if those services fall within available exceptions established by the SEC.

The Audit Committee pre-approved all audit, audit-related, tax and other services, if any, provided by PricewaterhouseCoopers LLP for the fiscal year 2023 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee.

Proposals to be Voted on During the Meeting

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten directors: Lowry Baldwin, Trevor Baldwin, Jay Cohen, Joseph Kadow, Barbara Matas, Sathish Muthukrishnan, Sunita Parasuraman, Ellyn Shook, Chris Sullivan and Myron Williams. The Class II directors whose terms expire at the Annual Meeting are Trevor Baldwin, Jay Cohen and Barbara Matas. At the Annual Meeting, the Board is recommending that the shareholders elect Trevor Baldwin, Jay Cohen and Barbara Matas to serve as Class II directors for a term ending at the annual meeting of shareholders to be held in 2027.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of those substitute nominee(s) as the Board of Directors may propose or the Board may reduce its size. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the shares cast at the meeting (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote). This means that the nominees receiving the highest number of affirmative (“FOR”) votes (among votes properly cast virtually or by proxy) will be elected as directors.

The following table sets forth information with respect to each nominee’s position and office held with the Company and each nominee’s age as of the date of this Proxy:

Name	Age	Position	Director Since

Trevor Baldwin	38	Director and Chief Executive Officer	2019

Jay Cohen	58	Director	June 2021

Barbara Matas	64	Director	February 2020

Set forth in “Our Board of Directors and Director Nominees” above is biographical information for each nominee, including certain information regarding our nominees’ individual experience, qualifications, attributes and skills that led the Board of Directors to conclude that they should serve as directors and that they should be elected at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THE ELECTION OF EACH NOMINEE LISTED ABOVE TO SERVE AS DIRECTOR UNTIL

THE 2027 ANNUAL MEETING OR UNTIL HIS OR HER SUCCESSOR IS DULY ELECTED AND QUALIFIED

PROPOSAL NO. 2

APPROVAL, ON AN ADVISORY BASIS, OF

NAMED EXECUTIVE OFFICER COMPENSATION

Executive compensation is an important matter for our shareholders. Section 14A of the Securities Exchange Act of 1934, as amended, requires that we provide you with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our named executive officers (“NEOs”), as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC (sometimes referred to as “Say-on-Pay”).

The Compensation Committee has approved the compensation arrangements for our NEOs described in our Compensation Discussion and Analysis in this Proxy Statement. We urge you to read the Compensation Discussion and Analysis for a more complete understanding of our executive compensation plans, including our compensation philosophy and objectives and the 2023 compensation of NEOs.

While we intend to carefully consider the voting result of this proposal, this vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. We currently conduct and intend to continue to conduct shareholder advisory votes annually with respect to executive compensation.

Vote Required

The affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal. A vote to abstain will be treated as cast “Against” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THIS PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL NO. 3

RATIFICATION FOR THE SELECTION OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL

YEAR 2024

The Audit Committee of our Board of Directors has approved the engagement of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024 and is seeking ratification of this selection by our shareholders at the Annual Meeting. PricewaterhouseCoopers LLP audited our financial statements for each of the fiscal years ended December 31, 2019 through December 31, 2023. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our by-laws nor other governing documents or law require shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that a change would be in the best interests of the Company and our shareholders.

Audit and Non-Audit Services

The following table provides information regarding the fees incurred from PricewaterhouseCoopers LLP during the years ended December 31, 2023 and 2022.

	For the Years Ended December 31,
	2023	2022

Audit Fees(1)	$3,790,000	$4,135,900

Audit-Related Fees(2)	—	—

Tax Fees(3)	—	—

All Other Fees(4)	2,000	—

Total Fees	$3,792,000	$4,135,900

(1)

Audit Fees represent fees of PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements and internal controls included in our Annual Report on Form 10-K, the reviews of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, and other services provided, as applicable, in connection with registration statements and regulatory filings, such as comfort letters, attest services, consents and assistance with review of documents filed with the SEC.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements which are not otherwise reported under Audit Fees.

(3)	Tax Fees generally consist of fees for tax compliance and return preparation, and tax planning and advice.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

Vote Required

The affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal. A vote to abstain will be treated as cast “Against” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THIS PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2024

Information About Voting and the Meeting

Date, Time and Place of Meeting

Date: June 5, 2024

Time: 10:00 AM Eastern Daylight Time

Place: 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607

Where can I access the Proxy materials and Annual Report?

Pursuant to SEC rules, we are furnishing proxy materials to certain shareholders via the Internet instead of mailing printed copies. By doing so, our shareholders will receive our proxy materials more quickly and we will reduce costs and the environmental impact of our Annual Meeting. On or about April 25, 2024, we commenced mailing a Notice of Internet Availability of Proxy Materials to our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you receive the Notice, you will not receive a printed copy of the proxy materials unless you request one. You may request paper copies of BRP Group’s 2023 Annual Report on Form 10-K, this Proxy Statement and proxy card by following the instructions in the Notice.

BRP Group’s 2023 Annual Report and this Proxy Statement are also available on our investor relations website at https://ir.baldwinriskpartners.com/financials/sec-filings and at the SEC’s website at www.sec.gov. We reference multiple websites in this Proxy Statement. None of the information on any of the websites we refer to form a part of, nor is incorporated by reference in, this Proxy Statement.

Who can vote at the Annual Meeting?

The Company has two classes of voting securities, Class A common stock, $0.01 par value per share, and Class B common stock, $0.0001 par value per share. Each class of common stock entitles its holders to one vote per share on all matters submitted to a vote of the Company’s shareholders. Only shareholders of record at the close of business on April 8, 2024, the Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 117,567,667 shares outstanding and entitled to vote, consisting of 65,945,475 shares of Class A common stock and 51,622,192 shares of Class B common stock.

What am I being asked to vote on?

You are being asked to vote on three proposals:

•	Proposal No. 1: To elect three directors to hold office until the 2027 annual meeting of shareholders or until their successors are duly elected and qualified;

•	Proposal No. 2: To approve, on an advisory basis, the compensation of our NEOs; and

•	Proposal No. 3: To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2024.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR each of the director nominees;

•	FOR the approval, on an advisory basis, of the named executive officer compensation; and

•	FOR ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2024.

How do I vote?

•	For Proposal No. 1, you may either vote “For,” or choose that your vote be “Withheld” from, any of the nominees to the Board of Directors.

•	For Proposal No. 2, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

•	For Proposal No. 3, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof. The procedures for voting, depending on whether you are a shareholder of record or a beneficial owner, are described below.

How do I vote shares registered in my name?

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. If you are a shareholder of record, you may vote in any of the following manners:

•	To vote in person, come to the Annual Meeting.

•

To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability of Materials or on the enclosed proxy card. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•

To vote by telephone, call the toll-free number found on the enclosed proxy card, or the toll-free number that you can find on the website referred to on the Notice of Internet Availability of Materials.

•

To vote by mail, complete, sign and date the enclosed proxy card and return it promptly. As long as your signed proxy card is received before the Annual Meeting, we will vote your shares as you direct.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by mail, Internet or telephone to ensure your vote is counted. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m. Eastern Daylight Time on June 4, 2024. Even if you have submitted your vote before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

How do I vote shares registered in the name of my broker, bank or other agent?

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting, unless you request and obtain a legal proxy from your broker or other agent who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

Who counts the votes?

An automated system administered by Broadridge Financial Solutions, Inc. will tabulate the votes.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations identifying individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either to the Company or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting. For Proposal No. 1, the Inspector of Election will separately count “For” and “Withheld” votes and broker non-votes for each nominee. For Proposal No. 2, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. For Proposal No. 3, the Inspector of Election will separately count “For” and “Against” votes and abstentions. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to follow the instructions provided by your broker to instruct your broker how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information explaining “broker non-votes” and matters that are considered “routine” and “non-routine.”

What are “broker non-votes?”

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals. Broker non-votes have no impact on any of the vote results.

Which ballot measures are considered “routine” and “non-routine?”

The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024 (Proposal No. 3) is considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3. The election of directors (Proposal No. 1) and the approval of, on an advisory basis, the named executive officer compensation (Proposal No. 2) are considered “non-routine” under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1 and Proposal No. 2.

How many votes are needed to approve each proposal?

With respect to Proposal No. 1, directors will be elected by a plurality of the votes cast with respect to the election of such director (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote). This means that the nominees receiving the highest number of affirmative (“For”) votes (among votes properly cast virtually or by proxy) will be elected as directors.

With respect to Proposal No. 2, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval. “Abstain” votes are treated as cast “Against” Proposal No. 2. Broker non-votes have no effect on the outcome of the vote.

With respect to Proposal No. 3, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval. “Abstain” votes are treated as cast “Against” Proposal No. 3.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a proxy card, but do not make specific choices?

If we receive a signed and dated proxy card that does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the nominees for director, “For” the approval of, on an advisory basis, the named executive officer compensation, and “For” the ratification of the selection, by the Audit Committee of our Board of Directors, of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How is BRP Group soliciting proxies?

The Board of Directors is soliciting proxies to be voted at the Annual Meeting. After the notices for this Proxy Statement are initially distributed, we and our agents may also solicit proxies by mail, electronic mail, telephone, or in person.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to those proxy materials received by mail, our directors, officers, and Colleagues may also solicit proxies in person, by telephone or by other means of communication. Directors, officers, and Colleagues will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What is householding?

Householding is a procedure approved by the SEC whereby multiple shareholders of record who share the same address will receive only one Notice of Internet Availability of Materials or one set of proxy materials. We have undertaken householding to reduce printing costs and postage fees. Brokers with account holders who are BRP Group shareholders may be householding our proxy materials. A single Proxy Statement and 2023 Annual Report may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or BRP Group that you no longer wish to participate in householding. Record holders who wish to begin or discontinue householding may contact Broadridge Financial Solutions, Inc. (“Broadridge”) by calling 1-866-540-7095, or by writing to Broadridge at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. Broadridge will undertake the necessary steps to continue or discontinue householding upon such request of a record holder. Beneficial owners who wish to begin or discontinue householding should contact their broker or other intermediary. In addition, BRP Group will deliver, upon written or oral request to the address or telephone number above, a separate copy of the Proxy Statement and 2023 Annual Report promptly to any shareholder at a shared address to which a single copy of the documents was delivered.

What does it mean if I receive more than one Notice of Internet Availability of Materials or more than one set of printed materials?

If you receive more than one Notice of Internet Availability of Materials or more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Materials or proxy card you receive, which include voting over the Internet, telephone, or by signing and returning any of the proxy cards you receive.

Can I change my vote after submitting my proxy vote?

Yes. You may revoke your proxy vote at any time before the final vote at the Annual Meeting.

If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:

•	You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to BRP Group’s General Counsel at 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

How will voting on any business not described in this Proxy Statement be conducted?

We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy may vote your shares using his or her best judgment if discretion is permitted under SEC rules.

When are shareholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2024, to BRP Group’s General Counsel at 4211 W. Boy Scout Boulevard, Suite 800, Tampa, Florida 33607. The period to (i) submit a proposal that is not to be included in our proxy materials for the next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director and (ii) provide notice that you intend to solicit proxies for the Company’s next annual meeting in support of director nominees other than the Company’s nominees is between February 5, 2025 and March 7, 2025; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after June 5, 2025, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. Any shareholder proposal presented outside the times listed herein or otherwise not following the process stated herein shall be deemed untimely. You are also advised to review our by-laws, which contain additional requirements about advance notice of shareholder proposals and director nominations. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19(b).

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On April 8, 2024, the Record Date, there were 117,567,667 shares of common stock outstanding and entitled to vote, consisting of 65,945,475 shares of Class A common stock and 51,622,192 shares of Class B common stock. Accordingly, at least 58,783,834 shares must be represented by shareholders present at the Annual Meeting or by proxy to have a quorum.

If you are a shareholder of record, your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting, even if the proxy results in a broker non-vote due to the absence of voting instructions from you. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the Chairperson of the Annual Meeting or a majority in voting power of the shareholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Other Business

As of the date of this Proxy Statement, we are not aware of any matters to be raised at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented at the Annual Meeting for consideration, the people named as proxy holders on the proxy card will vote your proxy on those matters in their discretion. If any of our nominees are not available as a candidate for director, the proxy holders will vote your proxy for any other candidate the Board of Directors may nominate or the Board of Directors may choose to decrease the size of the Board of Directors.

Appendix: Non-GAAP Financial Measures

In this Proxy Statement, we discuss certain non-GAAP financial measures described below. Adjusted EBITDA, Adjusted EBITDA Margin, Organic Revenue, Organic Revenue Growth, Adjusted Net Income, Adjusted Diluted Earnings Per Share (“EPS”) and adjusted net cash provided by operating activities (“free cash flow”) are not measures of financial performance under GAAP and should not be considered substitutes for GAAP measures, including commissions and fees (for Organic Revenue and Organic Revenue Growth), net income (loss) (for Adjusted EBITDA and Adjusted EBITDA Margin), net income (loss) attributable to BRP Group (for Adjusted Net Income), diluted earnings (loss) per share (for Adjusted Diluted EPS) or net cash provided by (used in) operating activities (for free cash flow), which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for commissions and fees, net income (loss), net income (loss) attributable to BRP Group, diluted earnings (loss) per share, net cash provided by (used in) operating activities or other consolidated income statement data prepared in accordance with GAAP. Other companies in our industry may define or calculate these non-GAAP financial measures differently than we do, and accordingly, these measures may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, change in fair value of contingent consideration and certain items of income and expense, including share-based compensation expense, transaction-related Partnership and integration expenses, severance, and certain non-recurring items, including those related to raising capital. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of income and expenses that do not relate to business performance, and that the presentation of this measure enhances an investor’s understanding of our financial performance.

Adjusted EBITDA Margin is Adjusted EBITDA divided by total revenues. Adjusted EBITDA Margin is a key metric used by management and our Board of Directors to assess our financial performance. We believe that Adjusted EBITDA Margin is an appropriate measure of operating performance because it eliminates the impact of income and expenses that do not relate to business performance, and that the presentation of this measure enhances an investor’s understanding of our financial performance. We believe that Adjusted EBITDA Margin is helpful in measuring profitability of operations on a consolidated level.

Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools. For example, Adjusted EBITDA and Adjusted EBITDA Margin:

•	do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations;

•	do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	do not reflect share-based compensation expense and other non-cash charges; and

•	exclude certain tax payments that may represent a reduction in cash available to us.

The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to net loss, which we consider to be the most directly comparable GAAP financial measure:

	For the Years Ended December 31,

(in thousands, except percentages)	2023	2022

Revenues	$1,218,555	$980,720

Net loss	$(164,019)	$(76,748)

Adjustments to net loss:

Interest expense, net	119,465	71,072

Amortization expense	92,704	81,738

Change in fair value of contingent consideration	61,083	32,307

Share-based compensation	56,222	47,389

Transaction-related Partnership and integration expenses	28,748	34,588

Severance	18,514	1,255

Depreciation expense	5,698	4,620

(Gain) loss on interest rate caps	1,670	(26,220)

Income tax provision	1,285	715

Other(1)	28,834	25,774

Adjusted EBITDA	$250,204	$196,490

Adjusted EBITDA Margin	21%	20%

(1)

Other addbacks to Adjusted EBITDA include certain expenses that are considered to be non-recurring or non-operational, including certain recruiting costs, professional fees, litigation costs and bonuses. In 2022, these addbacks also included certain expenses related to remediation efforts.

Organic Revenue and Organic Revenue Growth

We calculate Organic Revenue based on commissions and fees for the relevant period by excluding the first twelve months of commissions and fees generated from new Partners. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted to include commissions and fees that were excluded from Organic Revenue in the prior period because the relevant Partners had not yet reached the twelve-month owned mark, but which have reached the twelve-month owned mark in the current period. For example, revenues from a Partner acquired on June 1, 2022 are excluded from Organic Revenue for 2022. However, after June 1, 2023, results from June 1, 2022 to December 31, 2022 for such Partners are compared to results from June 1, 2023 to December 31, 2023 for purposes of calculating Organic Revenue Growth in 2023. Organic Revenue Growth is a key metric used by management and our Board of Directors to assess our financial performance. We believe that Organic Revenue and Organic Revenue Growth are appropriate measures of operating performance as they allow investors to measure, analyze and compare growth in a meaningful and consistent manner.

The following table reconciles Organic Revenue and Organic Revenue Growth to commissions and fees, which we consider to be the most directly comparable GAAP financial measure:

	For the Years Ended December 31,

(in thousands, except percentages)	2023	2022	2021	2020

Commissions and fees	$1,211,828	$980,720	$567,290	$240,919

Partnership commissions and fees(1)	(44,696)	(280,660)	(272,272)	(81,250)

Organic Revenue	$1,167,132	$700,060	$295,018	$159,669

Organic Revenue Growth(2)	$187,213	$132,610	$54,004	$21,780

Organic Revenue Growth %(2)	19%	23%	22%	16%

(1)	Includes the first twelve months of such commissions and fees generated from newly acquired Partners.
(2)

Organic Revenue for the year ended December 31, 2022 used to calculate Organic Revenue Growth for the year ended December 31, 2023 was $979.9 million, which is adjusted to reflect revenues from Partnerships that reached the twelve-month owned mark during the year ended December 31, 2023.

Adjusted Net Income and Adjusted Diluted EPS

We define Adjusted Net Income as net income (loss) attributable to BRP Group adjusted for depreciation, amortization, change in fair value of contingent consideration and certain items of income and expense, including share-based compensation expense, transaction-related Partnership and integration expenses, severance, and certain non-recurring costs that, in the opinion of management, significantly affect the period-over-period assessment of operating results, and the related tax effect of those adjustments. We believe that Adjusted Net Income is an appropriate measure of operating performance because it eliminates the impact of income and expenses that do not relate to business performance.

Adjusted Diluted EPS measures our per share earnings excluding certain expenses as discussed above and assuming all shares of Class B common stock were exchanged for Class A common stock on a one-for-one basis. Adjusted Diluted EPS is calculated as Adjusted Net Income divided by adjusted diluted weighted-average shares outstanding. We believe Adjusted Diluted EPS is useful to investors because it enables them to better evaluate per share operating performance across reporting periods.

The following table reconciles Adjusted Net Income to net loss attributable to BRP Group and reconciles Adjusted Diluted EPS to diluted loss per share, which we consider to be the most directly comparable GAAP financial measures:

	For the Years Ended December 31,

(in thousands, except per share data)	2023	2022

Net loss attributable to BRP Group	$ (90,141)	$ (41,772)

Net loss attributable to noncontrolling interests	(73,878)	(34,976)

Amortization expense	92,704	81,738

Change in fair value of contingent consideration	61,083	32,307

Share-based compensation	56,222	47,389

Transaction-related Partnership and integration expenses	28,748	34,588

Severance	18,514	1,255

(Gain) loss on interest rate caps, net of cash settlements	12,588	(24,012)

Depreciation	5,698	4,620

Amortization of deferred financing costs	5,129	5,120

Other(1)	28,834	25,774

Adjusted pre-tax income	145,501	132,031

Adjusted income taxes(2)	14,405	13,071

Adjusted Net Income	$131,096	$118,960

Weighted-average shares of Class A common stock outstanding—diluted	60,135	56,825

Dilutive effect of unvested stock awards	3,874	3,526

Exchange of Class B common stock(3)	53,132	55,450

Adjusted diluted weighted-average shares outstanding	117,141	115,801

Adjusted Diluted EPS	$1.12	$1.03

Diluted loss per share	$(1.50)	$(0.74)

Effect of exchange of Class B common stock and net loss attributable to noncontrolling interests per share	0.10	0.08

Other adjustments to net loss per share	2.64	1.80

Adjusted income taxes per share	(0.12)	(0.11)

Adjusted Diluted EPS	$1.12	$1.03

(1)

Other addbacks to Adjusted Net Income include certain expenses that are considered to be non-recurring or non-operational, including certain recruiting costs, professional fees, litigation costs and bonuses. In 2022, these addbacks also included certain expenses related to remediation efforts.

(2)	Represents corporate income taxes at assumed effective tax rate of 9.9% applied to adjusted pre-tax income.
(3)	Assumes the full exchange of Class B common stock for Class A common stock pursuant to the Amended LLC Agreement.

Adjusted Net Cash Provided by Operating Activities (“Free Cash Flow”)

We calculate free cash flow because we hold fiduciary cash designated for our Insurance Company Partners on behalf of our Clients and incur substantial earnout liabilities in conjunction with our Partnership strategy. Free cash flow is calculated as net cash provided by (used in) operating activities excluding the impact of: (i) the change in premiums, commissions and fees receivable, net; (ii) the change in accounts payable, accrued expenses and other current liabilities; and (iii) the payment of contingent earnout consideration in excess of purchase price accrual. We believe that free cash flow is an important financial measure for use in evaluating financial performance because it measures our ability to generate additional cash from our business operations.

The following table reconciles free cash flow to net cash provided by (used in) operating activities, which we consider to be the most directly comparable GAAP financial measure:

	For the Years Ended December 31,

(in thousands)	2023	2022

Net cash provided by (used in) operating activities	$44,644	$(2,462)

Adjustments to net cash provided by (used in) operating activities:

Changes in premiums, commissions and fees receivable, net	132,269	183,006

Changes in accounts payable, accrued expenses and other current liabilities	(140,675)	(173,362)

Payment of contingent earnout consideration in excess of purchase price accrual	24,326	49,926

Free cash flow	$60,564	$57,108

BRP BRP GROUP, INC. 4211 W. BOY SCOUT BLVD. SUITE 800 TAMPA, FLORIDA 33607 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on June 4, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on June 4, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V45466-P06486 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BRP GROUP, INC. The Board of Directors recommends you vote FOR the following: 1. Company Proposal - To elect three Class II Directors to serve until the 2027 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Nominees: 01) Trevor Baldwin 02) Jay Cohen 03) Barbara Matas The Board of Directors recommends you vote FOR the following proposals: 2. To approve, on an advisory basis, the compensation of our named executive officers. 3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2024. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2024 Annual Meeting of Shareholders and Proxy Statement and 2023 Annual Report are available at www.proxyvote.com. V45467-P06486 BRP GROUP, INC. Annual Meeting of Shareholders June 5, 2024 10:00 AM Eastern Daylight Time This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Seth Cohen and Lowry Baldwin and each of them as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRP Group, Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Eastern Daylight Time on June 5, 2024, at 4211 W. Boy Scout Blvd., Suite 800, Tampa, Florida 33607, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side